UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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Neurocrine Biosciences, Inc.

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NEUROCRINE BIOSCIENCES, INC.

12780 El Camino Real

San Diego, CA 92130

Notice of Annual Meeting of Stockholders

To Be Held on May 23, 2012

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting of Stockholders of Neurocrine Biosciences, Inc., a Delaware corporation (the “Company”), will be held on May 23, 2012, at 10:30 a.m. local time, at the Company’s corporate headquarters located at 12780 El Camino Real, San Diego, California 92130, for the following purposes as more fully described in the Proxy Statement accompanying this Notice:

1.	The election of the two nominees for Class I Director named herein to the Board of Directors to serve for a term of three years;

2.	An advisory vote on the compensation paid to the Company’s named executive officers;

3.	The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012; and

4.	To transact such other business as may properly come before the Annual Meeting or any continuation, adjournment or postponement thereof.

Only stockholders of record at the close of business on April 2, 2012 are entitled to receive notice of and to vote at the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the Annual Meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage prepaid envelope, or vote by telephone or internet (instructions have been provided on your proxy card). Stockholders attending the Annual Meeting may vote in person even if they have returned a proxy.

By Order of the Board of Directors,

Margaret Valeur-Jensen, Ph.D., J.D.
Corporate Secretary

San Diego, California

April 20, 2012

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’

Meeting to be Held on May 23, 2012 at 10:30 a.m. Local Time at

12780 El Camino Real, San Diego, California 92130.

The proxy statement and annual report to stockholders are available at

www.proxyvote.com. Please have the control number on your proxy card available.

NEUROCRINE BIOSCIENCES, INC.

12780 El Camino Real

San Diego, California 92130

PROXY STATEMENT

The enclosed Proxy is solicited on behalf of Neurocrine Biosciences, Inc., a Delaware corporation (the “Company” or “Neurocrine”), for use at its 2012 Annual Meeting of Stockholders to be held on May 23, 2012 beginning at 10:30 a.m., local time, or at any continuations, postponements or adjournments thereof for the purposes set forth in this proxy statement and the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company’s corporate headquarters, located at 12780 El Camino Real, San Diego, California 92130. The Company’s phone number is (858) 617-7600.

This proxy statement is being first mailed on or about April 20, 2012 to all stockholders entitled to vote at the Annual Meeting.

ABOUT THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders on the cover page of this proxy statement, including the election of the two nominees for Class I Director named herein, an advisory vote on the compensation paid to the Company’s named executive officers, and ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012. In addition, management will report on the performance of the Company and respond to questions from stockholders.

Who can attend the Annual Meeting?

All stockholders of record at the close of business on April 2, 2012 (the “Record Date”), or their duly appointed proxies, may attend the Annual Meeting. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Stockholders of record at the close of business on the Record Date are entitled to receive notice of and to participate in the Annual Meeting. At the close of business on the Record Date, 66,306,302 shares of the Company’s common stock, $0.001 par value per share, were issued and outstanding. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the Annual Meeting, or any postponements or adjournments of the Annual Meeting.

Each outstanding share of the Company’s common stock will be entitled to one vote on each proposal considered at the Annual Meeting.

What constitutes a quorum? What are broker non-votes? What are advisory votes?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the Record Date will constitute a quorum, permitting the Company to conduct its business at the Annual Meeting. As of the Record Date, 66,306,302 shares of common stock, representing the same number of votes, were outstanding. Thus, the presence of the holders of common stock representing at least 33,153,152 shares will be required to establish a quorum. The presence of a quorum will be determined by the Inspector of Elections (the “Inspector”).

Proxies received but marked as abstentions, as well as “broker non-votes,” will be included in the calculation of the number of shares considered to be present at the Annual Meeting. Broker non-votes occur when a holder of shares in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange (the “NYSE”), “non-routine” matters are matters that may substantively affect the rights or privileges of stockholders, such as mergers, stockholder proposals and elections of directors, even if not contested. In addition, as required by Section 957 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, advisory votes on executive compensation is a non-routine matter for which brokers do not have discretionary authority to vote shares held by account holders. Only ratification of our independent registered public accounting firm under Proposal Three is considered a routine matter.

The vote on Proposal Two is advisory, the outcome of which will not be binding on the Company or the Board of Directors and neither will create or imply any change to the fiduciary duties of the Board of Directors. However, the Company and the Board of Directors will consider the results of the advisory vote on Proposal Two in making future decisions about compensation of the Company’s named executive officers.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. If you are a registered stockholder (that is, if you hold your stock in certificate form and attend the Annual Meeting), you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the Annual Meeting will need to obtain a proxy form from the institution that holds their shares.

The cost of solicitation of proxies will be borne by the Company. The Company will reimburse expenses incurred by brokerage firms and other persons representing beneficial owners of shares in forwarding solicitation material to beneficial owners. To assist in soliciting proxies (votes), the Company may retain a professional proxy solicitation firm, at an approximate cost of $10,000. Proxies also may be solicited by certain of the Company’s Directors, officers and regular employees, without additional compensation, personally, by telephone or by other appropriate means.

Can I vote by telephone or electronically?

If you are a registered stockholder you may vote by telephone, or electronically through the Internet, by following the instructions included with your proxy card. If your shares are held in “street name,” please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically. The deadline for voting by telephone or electronically is 11:59 p.m., Eastern Time, on May 22, 2012.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Corporate Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. Your proxy will also be revoked if you attend the Annual Meeting and vote in person. Attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

What are the Board of Directors’ recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board of Directors’ recommendation is set forth together with the description of each item in this proxy statement. In summary, the Board of Directors recommends a vote:

•	for election of the two nominees for Class I Director named herein (see Proposal One);

•	for the compensation paid to the Company’s named executive officers (see Proposal Two);

•	for ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012 (see Proposal Three).

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

Election of Directors. The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of Directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more Directors will not be voted with respect to the Director or Directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Other Items. For each item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining the number of shares represented in person or by proxy at the Annual Meeting. Accordingly, an abstention will have the effect of a negative vote. If you hold your shares in “street name” through a broker or other nominee, your broker or nominee will not be permitted to exercise voting discretion with respect to each of the matters to be acted upon, other than Proposal Three. Thus, if you do not give your broker or nominee specific instructions, your shares will not be voted on and will not be counted. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

Who counts the votes?

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector.

What proxy materials are available on the Internet?

The proxy statement and annual report to stockholders are available on the Internet at www.proxyvote.com. Please have the control number on your proxy card available.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amended Form 8-K to publish the final results.

STOCK OWNERSHIP

Who are the principal stockholders, and how much stock does management own?

The following table sets forth the beneficial ownership of the Company’s common stock as of March 15, 2012 by (i) each of the executive officers named in the table under the heading “Summary Compensation Table,” (ii) each current Director, (iii) all current Directors and executive officers as a group and (iv) all persons known to the Company to be the beneficial owners of more than 5% of the Company’s common stock. The table is based upon information supplied by our executive officers, Directors and principal stockholders and a review of Schedules 13D and 13G, if any, filed with the Securities and Exchange Commission (the “SEC”). A total of 66,284,372 shares of the Company’s common stock were issued and outstanding as of March 15, 2012.

Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock Owned (2)	Number of Shares of Common Stock Acquirable Within 60 Days (3)	Total Number of Shares of Common Stock Beneficially Owned (4)	Percent Ownership
FMR LLC (5)	8,287,661	—	8,287,661	12.5%
82 Devonshire Street, Boston, MA 02109
Biotechnology Value Fund Group (6)	5,928,865	—	5,928,865	8.9%
900 North Michigan Avenue, Suite 1100, Chicago, IL 60611
Perceptive Advisors, Inc. (7)	3,323,390	—	3,323,390	5.0%
499 Park Ave., 25th Floor, New York, NY 10022
Kevin C. Gorman, Ph.D.	177,202	351,889	529,091	*
Timothy P. Coughlin	96,124	292,111	388,235	*
Christopher F. O’Brien, M.D.	94,794	263,611	358,405	*
Dimitri E. Grigoriadis, Ph.D.	75,433	185,160	260,593	*
Haig P. Bozigian, Ph.D.	76,954	187,111	264,065	*
Margaret Valeur-Jensen, Ph.D., J.D.	105,750	280,000	385,750	*
Gary A. Lyons	272,495	143,744	416,239	*
Corinne H. Nevinny	—	82,744	82,744	*
W. Thomas Mitchell	1,900	102,744	104,644	*
Joseph A. Mollica, Ph.D.	—	118,744	118,744	*
Richard F. Pops	—	94,744	94,744	*
Stephen A. Sherwin, M.D.	—	94,744	94,744	*
William H. Rastetter, Ph.D.	—	43,326	43,326	*
All current executive officers and Directors as a group (12 persons)	794,902	1,960,672	2,755,574	4.0%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of the Company’s common stock as of March 15, 2012.

(1)	The address of each beneficial owner named is c/o Neurocrine Biosciences, Inc., 12780 El Camino Real, San Diego, CA 92130, unless otherwise indicated.

(2)	Represents shares of common stock owned, excluding shares of common stock subject to stock options that are listed under the heading “Number of Shares of Common Stock Acquirable Within 60 Days,” by the named parties as of March 15, 2012.

(3)	Shares of common stock subject to stock options currently exercisable or exercisable within 60 days of March 15, 2012, regardless of exercise price, are deemed to be outstanding for computing the percentage ownership of the person holding such options and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage of any other person.

(4)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the Company believes that the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(5)	Based on Amendment No. 2 to Schedule 13G filed by FMR LLC (“FMR”) on February 14, 2012, reporting ownership as of December 31, 2011. According to such filing, FMR beneficially owns 8,287,661 shares of common stock and sole voting power as to 1,159,550 shares of common stock. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the common stock held by FMR. The interest of one entity, Puritan Fund, an investment company registered under the Investment Company Act of 1940, as amended, amounted to 3,731,700 or 6.75% of the total outstanding common stock at December 31, 2011.

(6)	Based on Amendment No. 8 to Schedule 13G filed by Biotechnology Value Fund, L.P. (“BVF”), Biotechnology Value Fund II, L.P. (“BVF2”), BVF Investments, L.L.C. (“BVLLC”), Investment 10, L.L.C. (“ILL10”), BVF Partners L.P. (“Partners”) and BVF Inc. (“BVF Inc.”) on February 10, 2012, reporting ownership as of December 31, 2011. According to such filing, BVF beneficially owned 1,236,665 shares of common stock, BVF2 beneficially owned 757,600 shares of common stock, BVLLC beneficially owned 3,527,700 shares of common stock and ILL10 beneficially owned 406,900 shares of common stock. Beneficial ownership by Partners and BVF Inc. includes 5,928,865 shares of common stock. Pursuant to the operating agreement of BVLLC, Partners is authorized, among other things, to invest the funds of Samana Capital, L.P., the majority member of BVLLC, in shares of the common stock beneficially owned by BVLLC and to vote and exercise dispositive power over those shares of the common stock. Partners and BVF Inc. share voting and dispositive power over shares of the common stock beneficially owned by BVF, BVF2, BVLLC and those owned by ILL10, on whose behalf Partners acts as an investment manager, and accordingly, Partners and BVF Inc. have beneficial ownership of all of the shares of the common stock owned by such parties. Mark N. Lampert, as a Director and officer of BVF Inc., may be deemed to beneficially own the 5,928,865 shares of common stock beneficially owned by BVF Inc.

(7)	Based on Schedule 13G filed by Perceptive Advisors, LLC (“Perceptive”) on February 10, 2012, reporting ownership as of December 31, 2011. The shares are beneficially owned by Perceptive and Joseph Edelman.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s officers and Directors, and persons who beneficially own 10% or greater of a registered class of the Company’s equity securities, to file reports of ownership on Form 3 and reports of changes in ownership on Form 4 or Form 5 with the SEC. Such officers, Directors and 10% or greater stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, and written representations from certain reporting persons, the Company believes that its officers, Directors and 10% or greater stockholders complied with all Section 16(a) filing requirements applicable to them during the fiscal year ended December 31, 2011.

BOARD OF DIRECTORS AND COMMITTEES

General

The Company’s Bylaws provide that the Board of Directors will be comprised of eight Directors. The Company’s Certificate of Incorporation provides that the Board of Directors is divided into three classes. There are currently two Directors in Class I (W. Thomas Mitchell and Joseph A. Mollica, Ph.D.), three Directors in Class II (Corinne H. Nevinny, Richard F. Pops and Stephen A. Sherwin, M.D.), and three Directors in Class III (Kevin C. Gorman, Ph.D., Gary A. Lyons and William H. Rastetter, Ph.D.). With the exception of Kevin C. Gorman, Ph.D., who is the President and Chief Executive Officer of Neurocrine, all current members of the Board of Directors meet the definition of “independent director” under the Nasdaq Stock Market qualification standards.

The Directors in Class I hold office until the 2012 Annual Meeting of Stockholders, the Directors in Class II hold office until the 2013 Annual Meeting of Stockholders and the Directors in Class III hold office until the 2014 Annual Meeting of Stockholders (or, in each case, until their earlier resignation, removal from office, or death). After each such election, the Directors in each such case will then serve in succeeding terms of three years and until a successor is duly elected and qualified. Officers of the Company serve at the discretion of the Board of Directors. There are no family relationships among the Company’s Directors and executive officers.

The term of office for Directors W. Thomas Mitchell and Joseph A. Mollica, Ph.D., will expire at the 2012 Annual Meeting. At the 2012 Annual Meeting, the stockholders will elect two Class I Directors for a term of three years.

Director Biographies

Kevin C. Gorman, Ph.D. has been employed with the Company since 1993. He was appointed President and Chief Executive Officer in January 2008 after having served as Executive Vice President and Chief Operating Officer since September 2006 and prior to that, as Executive Vice President and Chief Business Officer and Senior Vice President of Business Development. He has served on the Board of Directors since January 2008. From 1990 until 1993, Dr. Gorman was a principal of Avalon Medical Partners, L.P. where he was responsible for the early stage founding of the Company and several other biotechnology companies such as Onyx Pharmaceuticals, Inc., Metra Biosystems, Inc., Idun Pharmaceuticals, Inc. and ARIAD Pharmaceuticals, Inc. Dr. Gorman received his Ph.D. in immunology and M.B.A. in Finance from the University of California, Los Angeles and did further post-doctoral training at The Rockefeller University.

William H. Rastetter, Ph.D. has served on the Board of Directors since February 2010 and as Chairman of the Board of Directors since May 2011. He has been a partner in the venture capital firm, Venrock, since 2006. Currently, he serves as Chairman and Chief Executive Officer of Fate Therapeutics, a privately held company focused on stem cell research and also serves as the Chairman of the Board of Directors of Receptos, Inc. a privately held company focused on small molecule drug discovery company, both of these companies are in the Venrock portfolio. Dr. Rastetter has also been a Director on the board of Illumina, Inc. since November 1999 and non-executive chairman since January 2005. He was Executive Chairman of Biogen Idec, Inc. from 2003 to 2005. Earlier, he served as Chairman and Chief Executive Officer of IDEC Pharmaceuticals Corporation until its merger with Biogen in 2003; he joined IDEC Corporation as its Chief Executive Officer at the company’s founding in 1986. From 1984 to 1986, Dr. Rastetter was Director of Corporate Ventures at Genentech, where from 1982 to 1984 he held scientific positions. He held a series of faculty positions including Associate Professor at the Massachusetts Institute of Technology (“MIT”) from 1975 to 1982. Dr. Rastetter has a Bachelor of Science degree in chemistry from MIT, and received Master of Art and doctorate degrees in chemistry from Harvard University.

Gary A. Lyons has served as a Director of the Company since joining Neurocrine in February 1993. Mr. Lyons served as the President and Chief Executive Officer of the Company from February 1993 through

January 2008. Prior to joining the Company, Mr. Lyons held a number of senior management positions at Genentech, Inc., including Vice President of Business Development and Vice President of Sales. Mr. Lyons currently serves on the Boards of Directors for Rigel Pharmaceuticals, Inc., a biotechnology company focused on developing drugs for the treatment of inflammatory/autoimmune and metabolic diseases, Vical Incorporated, a biotechnology company focused on the prevention and treatment of serious or life-threatening diseases, Neurogesx, a biotech company focusing on development and commercialization of pain therapies, and KaloBios Pharmaceuticals, Inc., a company developing patient targeted, first in-class monoclonal antibodies. Mr. Lyons was previously a Director of PDL BioPharma, Inc., Poniard Pharmaceuticals, Inc. and Facet Biotech Corporation. Mr. Lyons holds a B.S. in marine biology from the University of New Hampshire and an M.B.A. from Northwestern University’s J.L. Kellogg Graduate School of Management.

W. Thomas Mitchell has served on Neurocrine’s Board of Directors since November 2002. He is the former Chairman of the Board and Chief Executive Officer of Genencor International, a biotechnology company. Under his guidance, Genencor’s revenues grew from under $30 million to over $325 million. In addition, he successfully managed the acquisition and integration of three major businesses to build the global enterprise that is now Genencor. An industry leader, Mr. Mitchell has participated in a number of important policy initiatives including the 1999 federal executive order that created the national bioenergy initiative. He also served as a member of the Governor’s Council on Biotechnology in California, which was responsible for helping to improve the state’s competitiveness in the mid-1990’s. Mr. Mitchell previously served on the Board of Directors of DJO, Inc., a medical device company, where he was a member of the audit committee. He also served on the Advisory Boards of the Chemical Engineering School at Cornell University and the University of Iowa’s School of Engineering. Mr. Mitchell received his B.S. in chemical engineering from Drexel University. He also completed the Executive Development Program at the University of Michigan.

Joseph A. Mollica, Ph.D. has served as a Director of the Company since June 1997 and as Chairman of the Board from 1998 until 2011. From 2004 to 2008, Dr. Mollica served as the Chairman of the Board of Pharmacopeia Drug Discovery, Inc., a biopharmaceutical company focused on drug discovery and development. From 1994 to 2004, Dr. Mollica served as the Chairman of the Board of Directors, President and Chief Executive Officer of Accelrys, Inc., the former parent of Pharmacopeia Drug Discovery. From 1987 to December 1993, Dr. Mollica served as Vice President, Medical Products of DuPont Company and then as President and CEO of DuPont Merck Pharmaceutical Company from 1991 to 1993. At Ciba-Geigy Ltd., where he was employed from 1966 to 1986, he served in a variety of positions of increasing responsibility, rising to Senior Vice President of Ciba-Geigy’s Pharmaceutical Division. Dr. Mollica is currently the Chairman of the Board of Celator Pharmaceuticals, Inc., an oncology focused biotechnology company, and was previously a Director of Cytogen Corporation, Redpoint Bio Corporation and Genencor International. He received his B.S. from the University of Rhode Island, his M.S. and Ph.D. from the University of Wisconsin and his Sc.D.h.c. from the University of Rhode Island.

Corinne H. Nevinny has served on the Board of Directors since June 2004. Ms. Nevinny is a General Partner of LMNVC LLC, a privately held venture firm. Since January 2011, she has also served as acting President and Chief Financial Officer of Fight 2 B Fit, Inc., a privately held company focused on fitness. From 2003 to 2010, Ms. Nevinny held various positions at Edwards Lifesciences, Inc., the global leader in the science of heart valves and hemodynamic monitoring. She served as Corporate Vice President and the General Manager of the Cardiac Surgery Systems and Vascular business units, was responsible for Edwards’ global operations and served as Chief Financial Officer and Treasurer. Before joining Edwards in 2003, Ms. Nevinny was Vice President, Chief Financial Officer of Tularik, Inc., a company involved in the discovery and development of drugs based on gene regulation, which was sold to Amgen, Inc. in 2004. Prior to joining Tularik, she was Executive Director-Health Care Group at Warburg Dillon Read LLC, an investment bank. Ms. Nevinny is a Director of Onyx Pharmaceuticals, Inc., a biopharmaceutical company focused on the treatment of cancer. Ms. Nevinny received her undergraduate degree in industrial engineering from Stanford University and her Master’s degree in business administration from Harvard Business School.

Richard F. Pops has served on the Board of Directors since April 1998. Mr. Pops is Chairman, Chief Executive Officer and President of Alkermes, Inc. He joined Alkermes as Chief Executive Officer in February 1991. Under his leadership, Alkermes has grown from a privately held research based company with 25 employees to a fully integrated publicly traded pharmaceutical company with more than 500 employees. In addition to Alkermes, he currently serves on the Board of Directors of: Acceleron Pharma, Inc., a biotechnology company focused on musculoskeletal and metabolic therapeutics; Epizyme Corporation, a biotechnology company focused on epigenetics; the Biotechnology Industry Organization; the New England Healthcare Institute; Pharmaceutical Research and Manufacturers of America (PhRMA) and Harvard Medical School Board of Fellows. Mr. Pops was previously a Director of CombinatoRx, Incorporated. He received a B.A. in economics from Stanford University in 1983.

Stephen A. Sherwin, M.D. has served on the Board of Directors since April 1999. Dr. Sherwin is currently Chairman of the Board of Ceregene, Inc., a company which he co-founded in 2001, which is developing gene therapies for neurodegenerative diseases. Dr. Sherwin previously served as Chief Executive Officer of Cell Genesys, Inc., from the beginning of company operations in 1990, and also served as Chairman of the Board beginning in 1994, until Cell Genesys merged with BioSante Pharmaceuticals, Inc. in 2009. He was also a co-founder and Chairman of the Board of Abgenix, Inc., an antibody company which was acquired by Amgen, Inc. in 2006. From 1983 to 1990, Dr. Sherwin held various positions at Genentech, Inc., most recently as Vice President of Clinical Research. Prior to 1983, he was on the staff of the National Cancer Institute. Dr. Sherwin also currently serves as a Director of Biogen Idec, Inc., a company developing and commercializing products for neurology and immunology, BioSante Pharmaceuticals, a company developing topical hormonal therapies for female sexual disorders and Rigel Pharmaceuticals, Inc., a biotechnology company developing therapies for inflammatory autoimmune and metabolic diseases. In addition, Dr. Sherwin has been a member of the Board of Directors of the Biotechnology Industry Organization since 2002 and is currently Chairman Emeritus of this Board. Dr. Sherwin holds a B.A. in biology summa cum laude from Yale University and an M.D. from Harvard Medical School and is board-certified in internal medicine and medical oncology. He is currently a Clinical Professor of Medicine at the University of California, San Francisco, and an attending physician in hematology-oncology at San Francisco General Hospital.

CORPORATE GOVERNANCE

General

We have long believed that good corporate governance is important to ensure that Neurocrine is managed for the long-term benefit of its shareholders. We periodically review our corporate governance policies and practices. The Board of Directors has adopted Corporate Governance Guidelines which describe our corporate governance practices and address corporate governance issues such as Board composition, responsibilities and Director qualifications. These guidelines are available at www.neurocrine.com.

What is the Board’s leadership structure?

It is the Company’s policy to separate the roles of Chief Executive Officer and Chairman of the Board. This separation recognizes the independent roles of the Board of Directors, Chairman of the Board and Chief Executive Officer. The Board of Directors sets Company strategy and provides oversight and accountability for the Chief Executive Officer and Company management. The Chairman of the Board presides over the Board of Directors and provides guidance to the Chief Executive Officer. The Chief Executive Officer sets Company goals and provides leadership and day to day oversight in furtherance of those goals. The Company believes that separation of the Board of Directors and Company leadership preserves the independence of these roles and maximizes the Board’s performance.

Are the members of the Board independent?

The Board of Directors annually reviews the independence of each of the Directors. With the exception of Kevin C. Gorman, Ph.D., who is the President and Chief Executive Officer of Neurocrine, all current members of the Board of Directors meet the definition of “independent director” under the Nasdaq Stock Market qualification standards. Chairman William H. Rastetter, Ph.D. is a partner in Venrock, a venture capital firm. At December 31, 2011, certain investment funds affiliated with Venrock held approximately 2.9 million shares of the Company’s common stock. Venrock has implemented an internal disclosure screen designed to prevent the transmission of information related to the Company between Dr. Rastetter and other Venrock personnel, and Dr. Rastetter does not exercise any voting or dispositive power over the Company shares held by Venrock. As a result, the Board of Directors determined Dr. Rastetter to be “independent” within the meaning of the Nasdaq Stock Market qualification standards.

How often did the Board meet during fiscal 2011?

The Board of Directors held a total of five meetings during 2011. During 2011, the Board of Directors had an Audit Committee, a Compensation Committee and a Nominating/Corporate Governance Committee. Charters for each of these committees have been established and approved by the Board of Directors and copies of the charters for each of the committees have been posted on the Company’s website at www.neurocrine.com. During 2011, no Director attended fewer than 75% of the aggregate of the total meetings of the Board of Directors and no Director attended fewer than 75% of the total number of meetings held by all committees of the Board of Directors on which such Director served.

What are the various committees of the Board and which Directors are on those committees?

The Company’s Audit Committee is comprised entirely of Directors who meet the independence requirements set forth in Nasdaq Stock Market Rule 5605(c)(2)(A). Information regarding the functions performed by the committee, its membership, and the number of meetings held during the fiscal year is set forth in the “Report of the Audit Committee,” included in this annual proxy statement. The members of the Audit Committee included Corinne H. Nevinny, Richard F. Pops and Stephen A. Sherwin, M.D. The Board of Directors has determined that Corinne H. Nevinny, Richard F. Pops and Stephen A. Sherwin, M.D. are “audit committee financial experts” within the meaning of item 407(d)(5) of SEC Regulation S-K.

During 2011, the Company’s Compensation Committee included Directors Richard F. Pops, W. Thomas Mitchell and Wylie W. Vale, Ph.D. This committee met four times during 2011. In 2012, Joseph A. Mollica, Ph.D. was added to the Compensation Committee to fill the vacancy created by the death of Wylie W. Vale, Ph.D. The Compensation Committee reviews and recommends to the Board of Directors the compensation of executive officers and other employees of the Company. Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees as appropriate. Each of the current members of the Compensation Committee is an “independent director” as defined by Nasdaq Stock Market Rule 5605(a)(2).

The Company also has a Nominating/Corporate Governance Committee currently comprised of W. Thomas Mitchell, Joseph A. Mollica, Ph.D. and Gary A. Lyons, all of whom are “independent directors” as defined by Nasdaq Stock Market Rule 5605(a)(2). The Nominating/Corporate Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance, including administration of the Company’s Code of Business Conduct and Ethics, which applies to all of the Company’s officers, Directors and employees, is available on the Company’s website at www.neurocrine.com. The functions of this committee also include consideration of the composition of the Board and recommendation of individuals for election as Directors of the Company. The Nominating/Corporate Governance Committee will consider nominees recommended by stockholders, provided such nominations are made pursuant to the Company’s Bylaws and applicable law. The committee met two times during 2011. The committee met in early 2012 to recommend that the Board of Directors nominate Joseph A. Mollica Ph.D. and W. Thomas Mitchell for re-election as Class I Directors for the upcoming three-year term.

What is our Director nomination process?

In selecting non-incumbent candidates and reviewing the qualifications of incumbent candidates for the Board of Directors, the Nominating/Corporate Governance Committee considers the Company’s corporate governance principles, which include the following:

Directors should possess the highest ethics, integrity and values, and be committed to representing the long-term interest of the stockholders. They also must have experience they can draw upon to help direct the business strategies of the Company together with sound judgment. They must be actively engaged in the pursuit of information relevant to the Company’s business and must constructively engage their fellow Board members and management in dialogue and the decision-making process.

Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board of Directors for an extended period of time. Directors should notify the Chairman of the Board and Chairman of the Nominating/Corporate Governance Committee in the event of any significant change in their employment responsibilities or affiliations. Director nominees should meet the Director Qualification requirements set forth in the Company’s Corporate Governance Guidelines.

In evaluating Director nominees, the Nominating/Corporate Governance Committee considers the following factors: personal and professional integrity, ethics and values including any potential conflicts of interest; experience in corporate management, such as serving as an officer or former officer of a publicly held company; experience as a board member of another publicly held company; and additionally, for nominees seeking re-election, meeting attendance and participation and compliance with Company policies.

It is the Company’s policy to have a diversity of skills, professional experience, education, associations, achievements, training, points of view and individual qualities and attributes represented on the Board of Directors. The Nominating/Corporate Governance Committee considers the diversity of the Board of Directors when evaluating candidates for election or re-election to the Board of Directors.

The Nominating/Corporate Governance Committee’s goal is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Nominating/Corporate Governance Committee also considers candidates with appropriate non-business backgrounds.

In addition to the foregoing, the Nominating/Corporate Governance Committee Charter and Corporate Governance Guidelines set forth minimum criteria for Director nominees. The Nominating/Corporate Governance Committee may also consider such other facts as it may deem are in the best interests of the Company and its stockholders. The Nominating/Corporate Governance Committee does, however, believe that at least one, and preferably several members of the Board of Directors, meet the criteria for an “audit committee financial expert” as defined by SEC rules.

The following paragraphs provide information as of the date of this proxy statement about the specific experience, qualifications, attributes and skills of each nominee and current member of the Board of Directors that led the Board to conclude that such person should serve as a Director. In addition to the information below regarding each Board member, we also believe that all of our Directors have a reputation for honesty, integrity and highest ethical standards. They each have demonstrated business acumen, an ability to exercise sound judgment and a commitment to serve the Company.

Class I Directors Nominated for Re-election at the 2012 Annual Meeting

The nomination of W. Thomas Mitchell for election to the Company’s Board of Directors is based on his proven ability to build companies on a global scale. Under Mr. Mitchell’s leadership, Genencor International substantially increased its revenues and through acquisition and integration of businesses grew on an international scale. In addition to his strategic company experience, Mr. Mitchell brings experience in public policy initiatives and finance to the Company’s Board of Directors.

The nomination of Joseph A. Mollica, Ph.D. for election to the Company’s Board of Directors is based on his years of experience in the pharmaceutical industry including his wide range of leadership experience, roles and responsibilities with companies such as Pharmacopeia Drug Discovery, Inc., Accelrys, Dupont Company, Dupont Merck Pharmaceutical Company and Ciba-Geigy and his service on a number of life science company Boards. Dr. Mollica contributes a significant history and depth of experience in the biopharmaceutical industry to the Board of Directors.

Class II Directors Continuing Until 2013 Annual Meeting

The continued service of Corinne H. Nevinny on the Company’s Board of Directors is based on her global expertise as a prior President for Global Operations of Edward Lifesciences, Inc., her financial background as a prior Chief Financial Officer for Edwards Lifesciences and Tularik, Inc. and her capital markets experience as Executive Director—Health Care Group at Warburg Dillon Read LLC. Her combination of financial, global and capital markets experience has in the past, and will in the future, help guide the Company’s financial and capital strategies.

The continued service of Richard F. Pops on the Company’s Board of Directors is based on his leadership experience and track record for growing companies, his strength in business strategy and his financial acumen and capital markets experience. In addition, Mr. Pops is recognized for his service to the biopharmaceutical industry as a member of the Boards of the Biotechnology Industry Organization, Pharmaceutical Research and Manufacturers of America, New England Healthcare Institute and Harvard Medical School Board of Fellows. His breadth and range of industry experience from operations and strategy is a significant contribution to the Board of Directors.

The continued service of Stephen A. Sherwin, M.D. on the Company’s Board of Directors is based on his experience and credentials in the biotechnology industry as the former Chief Executive Officer of Cell Genesys, Inc., the former chairman and co-founder of Abgenix, Inc., the chairman and cofounder of Ceregene, Inc., and his positions at Genentech, Inc. and the National Cancer Institute. Dr. Sherwin is also currently Chairman Emeritus of the Biotechnology Industry Organization. In addition to his biotechnology credentials, Dr. Sherwin’s medical expertise in internal medicine and medical oncology provides a unique contribution to the Board of Directors.

Class III Directors Continuing Until 2014 Annual Meeting

The continued service of Kevin C. Gorman, Ph.D. on the Company’s Board of Directors is based on the fact that as President and Chief Executive Officer of the Company, Dr. Gorman has extensive knowledge of our product candidates, our employees and the industry in which we operate. Dr. Gorman has also demonstrated exceptional leadership skills, sound business judgment and a strong commitment to the Company.

The continued service of Gary A. Lyons on the Company’s Board of Directors is based on Mr. Lyons’ extensive business development experience and, as the Company’s former Chief Executive Officer, his in-depth understanding of the Company’s product candidates, management and culture. With this history with the Company and management, Mr. Lyons brings a unique perspective and point of view to the Company’s Board of Directors.

The continued service of William H. Rastetter, Ph.D. on the Company’s Board of Directors is based on Dr. Rastetter’s scientific and technical expertise combined with his business experience in leading rapidly growing companies in the life science industry. The Company’s continued growth is dependent on scientific and technical advances, and the Board of Directors believes that Dr. Rastetter offers both strategic and technical insight into the risks and opportunities associated with our business. In addition, Dr. Rastetter’s board and executive leadership experience at other life science companies provides valuable strategic and governance insight to the Board of Directors as a whole.

Identification and Evaluation of Nominees for Director

The Nominating/Corporate Governance Committee identifies nominees for Director by first evaluating the current members of the Board of Directors willing to continue in service. Current members with qualifications and skills that are consistent with the Nominating/Corporate Governance Committee’s criteria for Board of Directors service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining a new perspective. If any member of the Board of Directors does not wish to continue in service, or if the Board of Directors decides not to re-nominate a member for re-election, the Nominating/Corporate Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. The Nominating/Corporate Governance Committee generally polls the Board of Directors and members of management for their recommendations and may also seek input from third-party search firms. The Nominating/Corporate Governance Committee may also seek input from industry experts or analysts. The Nominating/Corporate Governance Committee reviews the qualifications, experience and background of the candidates. Final candidates are then interviewed by the Company’s independent Directors and executive management. In making its determinations, the Nominating/Corporate Governance Committee evaluates each individual in the context of the Company’s Board of Directors as a whole, with the objective of assembling a group that can best perpetuate the success of the Company and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Nominating/Corporate Governance Committee makes its recommendation to the Board of Directors.

We have not received Director candidate recommendations from the Company’s stockholders and do not have a formal policy regarding consideration of such recommendations. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees suggested by members of our Board of Directors, management or other parties are evaluated. Accordingly, our Board of Directors believes a formal policy regarding consideration of such recommendations is unnecessary.

What is our process for stockholder communications with the Board of Directors?

Stockholders of the Company wishing to communicate with the Company’s Board of Directors or an individual Director may send a written communication to the Board of Directors or such Director c/o Neurocrine Biosciences, Inc., 12780 El Camino Real, San Diego, CA 92130, Attn: Corporate Secretary. Each communication must set forth:

•	the name and address of the Company stockholder on whose behalf the communication is sent; and

•	the number of Company shares that are owned beneficially by such stockholder as of the date of the communication.

Each stockholder communication will be reviewed by the Company’s Corporate Secretary to determine whether it is appropriate for presentation to the Board or such Director. Examples of inappropriate communications include advertisements, solicitations or hostile communications.

Communications determined by the Corporate Secretary to be appropriate for presentation to the Board or such Director will be submitted to the Board or such Director on a periodic basis.

What is the Board’s role in risk oversight?

While the Board of Directors has ultimate oversight responsibility for the risk management process, it has delegated portions of this responsibility to various committees. The Board of Directors and committees oversee risk throughout the business with focus on financial risk, legal/compliance risk and strategic risk. The Audit Committee focuses on financial risk and internal controls and receives an annual financial risk assessment from the Company’s independent registered public accounting firm. The Nominating/Corporate Governance

Committee and Audit Committee each focus on legal/compliance risk with the Nominating/Corporate Governance Committee taking the lead on the governance and management process and the Audit Committee taking the lead on SEC reporting and compliance. The Compensation Committee addresses compensation policies and practices as they relate to risk management practices and risk-taking incentives. The participation of the full Board of Directors in setting the Company’s business strategy incorporates assessment of strategic risk for the Company overall.

How do the Company’s compensation policies and practices relate to risk management practices and risk-taking incentives?

During 2011, the Compensation Committee in conjunction with the Board of Directors continued an assessment of how the Company’s compensation policies and practices relate to risk management practices and risk-taking incentives. As part of the process, the Compensation Committee engaged the services of an external compensation consulting firm to conduct an independent risk assessment. Based on this assessment, the Compensation Committee concluded that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

What is our policy regarding Board member attendance at the Company’s Annual Meeting?

The Company does not have a formal policy regarding attendance by members of the Board of Directors at the Annual Meeting. Directors Kevin C. Gorman, Ph.D., Joseph A. Mollica, Ph.D. and William H. Rastetter, Ph.D. attended the 2011 Annual Meeting of Stockholders.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee is currently comprised of Directors Corinne H. Nevinny, Richard F. Pops, and Stephen A. Sherwin, M.D. All current committee members satisfy the definition of “independent director” as established in the Nasdaq Stock Market qualification requirements. The Audit Committee met four times during the year ended December 31, 2011.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the Company’s financial statements and the reporting process, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2011, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee also has reviewed and discussed the Company’s audited financial statements as of and for the year ended December 31, 2011 with the Company’s independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, as well as their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (United States) (the “PCAOB”) in Rule 3200T. The independent registered public accounting firm also is responsible for performing an independent audit of the Company’s internal control over financial reporting in accordance with the auditing standards of the PCAOB. In addition, the Audit Committee has discussed the independent registered public accounting firm’s independence from management and the Company, including the matters in the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB and considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audits. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the Securities and Exchange Commission. The Audit Committee and the Board of Directors are also seeking stockholder ratification of the selection of the Company’s independent registered public accounting firm for the year ending December 31, 2012.

Respectfully submitted by:

AUDIT COMMITTEE

Corinne H. Nevinny

Richard F. Pops

Stephen A. Sherwin, M.D.

Audit and non-audit fees

The aggregate fees billed to the Company by Ernst & Young LLP, the Company’s independent registered public accounting firm, for the indicated services for each of the last two fiscal years were as follows:

	2011	2010
Audit fees (1)	$346,657	$404,357
Audit related fees (2)	—	—
Tax fees (3)	152,500	91,797
All other fees (4)	—	—

Total	$499,157	$496,154

(1)	Audit fees consist of fees for professional services performed by Ernst & Young LLP for the integrated audit of the Company’s annual financial statements and internal control over financial reporting and review of financial statements included in the Company’s 10-Q filings, review of registration statements on Form S-3 and Form S-8, and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit related fees consist of fees for assurance and related services performed by Ernst & Young LLP that are reasonably related to the performance of the audit or review of the Company’s financial statements.

(3)	Tax fees consist of fees for professional services performed by Ernst & Young LLP with respect to tax compliance, tax advice and tax planning. For 2011, these fees included $22,500 for tax preparation services, $15,000 for services related to Section 382 studies for net operating loss utilization and $115,000 for research and development tax credit services for California tax credit utilization. For 2010, these fees included $27,000 for tax preparation services, $30,000 for services related to Section 382 studies for net operating loss utilization and $34,797 for consulting services related to the 48D tax credit (for biotechnology companies).

(4)	All other fees consist of fees for other permissible work performed by Ernst & Young LLP that does not meet with the above category descriptions.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Ernst & Young LLP, and has concluded that the provision of such services is compatible with maintaining the independence of that firm. All of the services rendered by Ernst & Young LLP were pre-approved by the Audit Committee in accordance with the Audit Committee pre-approval policy described below.

Audit Committee policy regarding pre-approval of audit and permissible non-audit services of our independent registered public accounting firm

The Company’s Audit Committee has established a policy that all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm will be pre-approved by the Audit Committee. These services may include audit services, audit-related services, tax services and other services. The Audit Committee considers whether the provision of each non-audit service is compatible with maintaining the independence of the Company’s registered public accounting firm. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Company’s independent registered public accounting firm and management are required to periodically (at least quarterly) report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

PROPOSAL ONE: ELECTION OF DIRECTORS

The Company’s Bylaws provide that the Board of Directors will be comprised of eight Directors. The Company’s Certificate of Incorporation provides that the Board of Directors is divided into three classes. There are currently two Directors in Class I (W. Thomas Mitchell and Joseph A. Mollica, Ph.D.), three Directors in Class II (Corinne H. Nevinny, Richard F. Pops and Stephen A. Sherwin, M.D.), and three Directors in Class III (Kevin C. Gorman, Ph.D., Gary A. Lyons and William H. Rastetter, Ph.D.). With the exception of Kevin C. Gorman, Ph.D., who is the President and Chief Executive Officer of Neurocrine, all current members of the Board of Directors meet the definition of “independent director” under the Nasdaq Stock Market qualification standards.

The Directors in Class I hold office until the 2012 Annual Meeting of Stockholders, the Directors in Class II hold office until the 2013 Annual Meeting of Stockholders and the Directors in Class III hold office until the 2014 Annual Meeting of Stockholders (or, in each case, until their earlier resignation, removal from office, or death). After each such election, the Directors in each such case will then serve in succeeding terms of three years and until a successor is duly elected and qualified. Officers of the Company serve at the discretion of the Board of Directors. There are no family relationships among the Company’s Directors and executive officers.

The term of office for Directors Thomas Mitchell and Joseph A. Mollica, Ph.D. will expire at the 2012 Annual Meeting. At the 2012 Annual Meeting, the stockholders will elect two Class I Directors for a term of three years.

Nominees for Election at the Annual Meeting

Both of the nominees (Thomas Mitchell and Joseph A. Mollica, Ph.D.) are currently Class I Directors of the Company. Both of the nominees were previously elected to the Board of Directors by the Company’s stockholders. Information about the nominees is set forth below:

Name of Director	Age	Position in the Company	Director Since
W. Thomas Mitchell (1)(2)	66	Director	2002
Joseph A. Mollica, Ph.D. (1)(2)	71	Director	1997

(1)	Member of the Nominating/Corporate Governance Committee.

(2)	Member of the Compensation Committee.

Who are the remaining Directors that are not up for election this year?

The Class II and III Directors will remain in office after the 2012 Annual Meeting. The names and certain other current information about the Directors whose terms of office continue after the Annual Meeting are set forth below:

Name of Director	Age	Position in the Company	Director Since
Kevin C. Gorman, Ph.D.	54	President, Chief Executive Officer and Director	2008
William H. Rastetter, Ph.D.	64	Chairman of the Board	2010
Corinne H. Nevinny (1)	52	Director	2004
Gary A. Lyons (3)	61	Director	1993
Richard F. Pops (1)(2)	50	Director	1998
Stephen A. Sherwin, M.D. (1)	63	Director	1999

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating/Corporate Governance Committee.

Vote Required

The nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy at the 2012 Annual Meeting and entitled to vote on the election of Directors will be elected to the Board of Directors.

Votes withheld from any Director are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under Delaware law.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s Class I nominees named above. If any of the Company’s nominees is unable or declines to serve as a Director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board of Directors to fill the vacancy. It is not expected that any of the Company’s nominees will be unable or will decline to serve as a Director. The Board of Directors unanimously recommends that stockholders vote “FOR” the Class I nominees named above.

PROPOSAL TWO: ADVISORY VOTE ON

COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS

General

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as a matter of good corporate governance, stockholders are asked to approve, on an advisory basis, the compensation paid to the Company’s named executive officers as set forth in the Compensation Discussion and Analysis, Summary Compensation Table and related notes and narrative set forth herein. This vote is not intended to address any specific compensation item, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in this proxy statement.

At the 2011 Annual Meeting of Stockholders, the Company recommended that the stockholders approve an advisory vote on NEO compensation (say-on-pay) on an annual basis. 91% of the shares cast voted for the Company’s recommendation. The Company intends to hold an annual advisory say-on-pay vote in accordance with the 2011 vote, until its next advisory vote on the frequency of the say-on-pay vote.

Summary of the Company’s Executive Compensation Philosophy

As discussed below in the Compensation Discussion and Analysis, we believe we have adopted a compensation philosophy that provides strong alignment between executive pay and performance based on strategic goals designed to provide both near term and long-term growth in stockholder value. The Compensation Committee bases its executive compensation decisions on a number of objectives which include aligning management incentives with interests of stockholders, providing competitive compensation, appropriately balancing compensation risk in the context of the Company’s business strategy and meeting evolving compensation governance standards. We believe this philosophy has been borne out by the following operational and financial achievements we made in our 2011 fiscal year:

•	receipt of $30 million in milestone payments from Abbott related to the elagolix program;

•	start of a Phase II study of elagolix in uterine fibroids;

•	successful completion of a Phase IIa dose exploration study of NBI-98854 (VMAT2 inhibitor) in patients with tardive dyskinesia;

•	issuance of a composition of matter patent for NBI-98854;

•	initiation of a second Phase II study of NBI-98854 in schizophrenia patients with tardive dyskinesia;

•	continued management of Company expenses and overall burn rate;

•	advancement of lead compounds from research into various pre-clinical assessments; and

•	appreciation in the value of our common stock during the year from a closing price of $7.64 on December 31, 2010 to a closing price of $8.50 on December 30, 2011, an increase of 11%.

We are pleased with these accomplishments and believe our compensation philosophy has been effective in motivating our named executive officers to achieve superior performance and success for the Company and its stockholders.

Vote Required

The ‘say-on-pay’ vote is advisory and therefore not binding on the Company, the Compensation Committee or the Board of Directors. However, we value the opinions of our stockholders and will review and consider the outcome of this advisory vote when making future compensation decisions for our named executive officers and will evaluate whether any actions are necessary to address the stockholders’ concerns. Approval of this advisory vote requires the affirmative vote of the majority of shares represented in person or by proxy and entitled to vote on the item. The Board of Directors unanimously recommends voting “FOR” approval of the Company’s named executive officer compensation.

EQUITY COMPENSATION PLANS

The following table sets forth information regarding all of the Company’s equity compensation plans as of December 31, 2011:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column a) (c)
Equity compensation plans approved by security holders (1)	5,210,348	$8.27	3,995,000
Equity compensation plans not approved by security holders (2)	103,998	$36.34	—

Total	5,314,346	$8.82	3,995,000

(1)	Number of shares remaining available for future issuance under equity compensation plans as of December 31, 2011 are from the Company’s 2011 Equity Incentive Plan (the “2011 Plan”). During the first three months of 2012, the Company issued options to purchase approximately 1.3 million shares that vest monthly over a four year period with a strike price of $8.66. The shares available for issuance under the 2011 Plan may be issued in the form of option awards, restricted stock awards, restricted stock unit awards or stock bonus awards subject to limitations set forth in the 2011 Plan. In addition to the above, the Company had restricted stock units covering an aggregate of 50,000 shares outstanding as of December 31, 2011, half of which vested and were issued as shares as of April 2, 2012 and the balance will be issued as shares in August 2012.

(2)	Consists of shares of common stock issuable under the Company’s 2001 Stock Option Plan, as amended, under which no further awards will be made, and an employment commencement nonstatutory stock option award.

PROPOSAL THREE: RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has selected Ernst & Young LLP to audit the financial statements of the Company for the current fiscal year ending December 31, 2012. Ernst & Young LLP has audited the Company’s financial statements since 1992. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

Stockholders are not required to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in their discretion may direct the selection of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

Vote Required

The affirmative vote of the holders of a majority of the shares represented in person or by proxy at the Annual Meeting will be required to approve and ratify the Audit Committee’s selection of Ernst & Young LLP. The Board of Directors unanimously recommends voting “FOR” approval and ratification of such selection. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection.

EXECUTIVE OFFICERS

As of the Record Date, the executive officers of the Company were as follows:

Name	Age	Position
Kevin C. Gorman, Ph.D.	54	President, Chief Executive Officer and Director
Timothy P. Coughlin	45	Vice President and Chief Financial Officer
Christopher F. O’Brien, M.D.	55	Senior Vice President and Chief Medical Officer
Haig P. Bozigian, Ph.D.	54	Senior Vice President of Pharmaceutical and Preclinical Development
Dimitri E. Grigoriadis, Ph.D.	54	Vice President of Research

See above for biographical information concerning Kevin C. Gorman, Ph.D.

Timothy P. Coughlin was appointed Vice President and Chief Financial Officer in September 2006 after having served as Vice President, Controller. He is responsible for Accounting, Finance, Information Technology, Operations and Investor Relations. Prior to joining Neurocrine in 2002, he was with CHI, a nationwide integrated healthcare delivery system where he served as Vice President, Financial Services. Mr. Coughlin also served as a Senior Manager in the Health Sciences practice of Ernst & Young LLP, and its predecessors, from 1989 to 1999. Mr. Coughlin holds a Bachelor’s degree in Accounting from Temple University and a Master’s degree in International Business from San Diego State University. Mr. Coughlin is a certified public accountant in both California and Pennsylvania.

Christopher F. O’Brien, M.D. became Chief Medical Officer in January 2007 after having served as Senior Vice President of Clinical Development since 2005. He is responsible for Clinical Operations, Regulatory Affairs, Drug Safety, Biostatistics and Data Management. Prior to joining Neurocrine, he was Chief Medical Officer at Prestwick Pharmaceuticals, Inc. from 2003 to 2005 and Senior Vice President of Global Medical Affairs at Elan Pharmaceuticals, Inc. from 2000 to 2003. Dr. O’Brien is currently on the Board of Directors of Verifax Corporation, a biometrics company focused on developing a dynamic signature verification system. Dr. O’Brien is a Board Certified Neurologist and obtained his undergraduate degree in Neuroscience from Boston University, his medical degree and residency training from the University of Minnesota and fellowship training from the University of Rochester School of Medicine.

Haig P. Bozigian, Ph.D. was appointed Senior Vice President of Pharmaceutical and Preclinical Development in December 2006 after having served as Vice President of Preclinical Development. He is responsible for all pre-clinical, chemical and pharmaceutical development. Dr. Bozigian joined Neurocrine in 1997. With extensive expertise in CNS related new product development, Dr. Bozigian has participated in research and development for more than 20 years. Prior to joining Neurocrine, Dr. Bozigian served as Director of Pharmaceutical Development at Procyte Corporation, Associate Director of Pharmacokinetics and Drug Metabolism at Sphinx Pharmaceuticals Corporation and as a Clinical Pharmacokineticist at GlaxoSmithKline. Dr. Bozigian earned his B.S. in Microbiology from the University of Massachusetts, his M.S. in Pharmacodynamics and Toxicology from the University of Nebraska Medical Center, and earned his Ph.D. in Pharmaceutical Sciences from the University of Arizona.

Dimitri E. Grigoriadis, Ph.D., became Vice President of Research in January 2007 and oversees all research functions including drug discovery, biology and chemistry. Dr. Grigoriadis joined Neurocrine in 1993, established the Pharmacology and drug screening groups and was most recently a Neurocrine Fellow and Vice President of Discovery Biology. Prior to joining Neurocrine, he was a Senior Scientist in the Neuroscience group at the DuPont Pharmaceutical Company from 1990 to 1993. Dr. Grigoriadis received his B.Sc. from the University of Guelph in Ontario, Canada, and his M.Sc. and Ph.D. in Pharmacology from the University of Toronto, Ontario, Canada. He conducted his postdoctoral research at the National Institute on Drug Abuse from 1987 to 1990.

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses the principles underlying our executive compensation decisions. It provides qualitative information on the factors relevant to these decisions and the manner in which compensation is awarded to our Named Executive Officers (NEO).

At the 2011 Annual Meeting of Stockholders, the Company recommended that the stockholders approve an advisory vote on NEO compensation (say-on-pay) on an annual basis. 91% of the shares cast voted for the Company’s recommendation. The Company intends to hold an annual advisory say-on-pay vote in accordance with the 2011 vote, until its next advisory vote on the frequency of the say-on-pay vote.

Compensation Philosophy and Objectives

The philosophy of the Compensation Committee (the “Committee”) in establishing the Company’s compensation policy for executive officers and other employees is to:

•	create a structure designed to attract and retain highly skilled individuals by offering compensation that compares favorably to that offered by companies that are competing for available employees;

•

provide compensation that offers a mix of meaningful base compensation, bonus amounts based on achievement of defined corporate and personal goals and opportunity to share in long-term growth of the Company through equity compensation;

•	reward exceptional performance by individual employees;

•	align compensation plans to both short-term and long-term goals and objectives of the Company and with stockholders interests.

The market for talented individuals in the biotechnology industry is highly competitive. The Committee considers peer groups, survey data and advice from independent compensation consultants when setting compensation structure. The Committee has structured compensation between base salary and cash bonuses such that approximately 30% to 40% of the executive officer’s total cash compensation is at risk. Non-cash compensation for executive officers is structured to provide a reward for corporate and individual performance. The Committee believes that this approach provides an appropriate incentive that aligns the executive officer compensation with the Company’s long-term strategic and performance goals, and also retains and motivates key executive officers.

At our 2011 annual meeting of stockholders, we held a stockholder advisory vote on the compensation of our NEO referred to as a say-on-pay vote. The say-on-pay proposal was approved by approximately 97% of the votes cast. The Committee views this result as strong support that our compensation philosophy, including our emphasis on pay-for-performance, is structured and designed to achieve its stated goals. The Company has applied the same principles and philosophy to emphasize pay-for-performance alignment in formulating its 2012 compensation program for the executive officers, as described below.

Overview and Role of the Compensation Committee

The Compensation Committee reviews and approves the Company’s compensation policies.

The specific roles of the Committee include:

•	reviewing and, if necessary, revising the compensation philosophy of the Company;

•

reviewing and approving corporate goals and objectives relating to the compensation of the Company’s executive officers, and evaluating the performance of the Company’s executive officers in light of the Company’s goals and objectives;

•

reviewing and approving all employment agreements and compensation for all executive officers and guidelines for salaries, merit salary increases, bonus payments, stock based grants and performance based stock grants for all other employees of the Company;

•	reviewing and approving all promotions to executive officer positions and all new hires of executive officers;

•	managing and reviewing equity incentive, employee pension and benefit plans;

•	managing and reviewing the grant of perquisite benefits;

•	managing and reviewing executive officer and Director indemnification and insurance matters; and

•	overseeing the preparation of, and approving, this section of the Company’s annual proxy statement.

Compensation Process

The implementation of the compensation philosophy is carried out under the supervision of the Committee. The compensation for our President and Chief Executive Officer, Dr. Gorman, is approved by the Board of Directors after the Committee has provided its analysis and recommendation. The compensation for the other executive officers is determined by the Committee. Management, under guidelines and procedures approved by the Committee, makes decisions regarding compensation of non-executive officer employees.

The Committee meets at least four times per year. In the first quarter of the year, executive officer performance reviews for the prior year and peer group compensation data are reviewed and base salary adjustments, bonus payouts and annual equity grants approved. In addition, performance goals for the then current year are finalized. Mid-year meetings review compensation philosophy, policies and procedures. Meetings in the fourth quarter of the year focus on Company goal achievement, selection of the peer group for the following year and the structure of executive officer performance reviews.

Compensation Consultants and Peer Group

The Committee uses the services of independent compensation consultants that are retained by and report directly to the Committee. The Committee selected Radford, an Aon Corporation, as a third party compensation consultant to assist the Committee in establishing 2012 overall compensation levels. Radford conducted analyses and provided advice on, among other things, the appropriate peer group, executive compensation for NEO and compensation trends in the biotechnology industry. For 2011 equity awards, the Committee utilized the services of Compensia as a third party compensation consultant in a role similar to Radford.

In order to evaluate the Company’s competitive position in the industry related to executive compensation, the Committee has historically reviewed and analyzed the compensation packages, including base salary levels, cash bonus awards and equity awards, offered by other biotechnology and pharmaceutical companies within a designated peer group. The Committee believes selection of a broad peer group on an annual basis provides the best long-term trend data for companies that compete with the Company for talent. The peer group is established annually by the Committee in conjunction with independent compensation consultants based on various factors including size, market capitalization, and stage of development.

For 2011, the peer group to consisted of: Affymax, Inc., Alnylam Pharmaceuticals, Inc., Arena Pharmaceuticals, Inc., Ariad Pharmaceuticals, Inc., ArQule, Inc., Corcept Therapeutics, Inc., Cytokinetics Incorporated, Cytori Therapeutics, Inc., Dynavax Technologies, Geron Corp., Infinity Pharmaceuticals, Inc., Lexicon Pharmaceuticals, Inc., Novavax, Inc., NPS Pharmaceuticals, Inc., Optimer Pharmaceuticals, Inc., Osiris Therapeutics, Inc., Rigel Pharmaceuticals, Inc., Sangamo Biosciences, Inc., Santarus, Inc., Targacept, Inc., Vical Incorporated and Xenoport, Inc.

For 2012, the peer group consists of: Achillion Pharmaceuticals, Affymax, Inc., Alnylam Pharmaceuticals, Inc., Ardea Biosciences, Inc., Arena Pharmaceuticals, Inc., ArQule, Inc., AVEO Pharmaceuticals, Inc., Corcept

Therapeutics, Inc., DynavaxTechnologies, Geron Corp., Infinity Pharmaceuticals, Inc., Ligand Pharmaceuticals, Inc., MAP Pharmaceuticals, Inc., Micromet, Inc., Novavax, Inc., NPS Pharmaceuticals, Inc., Optimer Pharmaceuticals, Inc., Osiris Therapeutics, Inc., Rigel Pharmaceuticals, Inc., Sangamo Biosciences, Inc., Targacept, Inc., Vical Incorporated and Xenoport, Inc.

Components of Compensation

The Company’s compensation for executive officers consists of five components: base salary, cash bonuses, equity awards, retirement benefits as provided under the Company’s 401(k) plan, and severance agreements and other benefits. The Company uses the peer group established by the Committee as a guideline for establishing base salaries, cash bonuses and equity award components of compensation. The President and Chief Executive Officer annually reviews the performance of each executive officer (other than himself) and reports the results of the reviews to the Committee. The Board of Directors annually reviews the performance of the President and Chief Executive Officer.

Using significant discretion, the Committee considers each executive’s performance, contribution to goals, responsibilities, experience, qualifications, and where in the range he/she compares to the peer group when determining the appropriate compensation level for each executive within the guideline percentiles. There is no direct correlation between how amounts paid for one component affect amounts paid under another component. Each of the components of the Company’s executive officer compensation is described below.

Base Salary

The base salary component of compensation is designed to compensate executive officers competitively at levels necessary to attract and retain qualified executives in the pharmaceutical and biotechnology industry. As a general matter, the base salary for each executive officer is based on the scope of each executive’s responsibilities, as well as their qualifications, breadth of experience, performance record and depth and breadth of applicable functional expertise. The base salary is established and adjusted to be within the range of the applicable peer group, enabling the Company to attract, motivate, reward and retain highly skilled executives. Base salaries of the executive officers are reviewed by the Committee annually in light of personal and Company goal attainment, executive officer performance reviews and peer group data. Year-to-year adjustments to each executive officer’s base salary are based upon sustained superior performance, changes in the general level of base salaries of persons in comparable positions within the industry, and the average merit salary increase for such year for all employees of the Company established by the Committee, as well as other factors the Committee judges to be pertinent during an assessment period. In making base salary decisions, the Committee exercises its judgment to determine the appropriate weight to be given to each of these factors. Adjustments may be made during the fiscal year for promotions, highly urgent competitive reasons, superior performance in response to changed or challenging circumstances and similar special circumstances.

The NEO annualized base salaries for 2011 were as follows: Dr. Gorman, Ph.D., President and Chief Executive Officer, $510,000; Mr. Coughlin, Vice President and Chief Financial Officer, $375,000; Dr. O’Brien, M.D., Senior Vice President and Chief Medical Officer, $420,000; Dr. Bozigian, Ph.D., Senior Vice President, Pharmaceutical and Preclinical Development, $307,250; Dr. Grigoriadis, Ph.D., Vice President of Research, $303,000; and Dr. Valeur-Jensen, Executive Vice President, General Counsel and Corporate Secretary, $395,000. On August 31, 2011, Dr. Valeur-Jensen entered into a Separation and Transition Agreement and resigned from her full-time position as Executive Vice President, General Counsel and Corporate Secretary. Pursuant to the Separation and Transition Agreement, Dr. Valeur-Jensen was employed by the Company on a part-time basis as General Counsel and Corporate Secretary of the Company through March 31, 2012.

Effective January 1, 2012, the executive officers’ annualized base salaries became as follows: $525,300 for Dr. Gorman, $386,250, for Mr. Coughlin, $432,600, for Dr. O’Brien, $336,000 for Dr. Bozigian, and $312,090

for Dr. Grigoriadis. This adjustment to base salaries for all the officers was established on expected market trends for merit increases and each officer’s base salary relative to his peer group. This resulted in a three percent increase in base salary for all officers except Dr. Bozigian whose base salary had an additional increase due to his base salary being significantly below his relative peer group.

Cash Bonuses

To promote a pay-for-performance environment, the Company maintains a discretionary performance-based annual bonus program for its executive officers. The bonus program, including corporate goals and target payouts, are reviewed and approved by the Board of Directors annually and may include individual performance targets for each executive officer. The goals are prepared in an interactive process between Company management and the Board of Directors based on the Company’s business plan and budget for the year. Bonus payments are linked to the attainment of overall corporate and personal goals. The Board of Directors establishes the target and maximum potential amount of each officer’s bonus payment annually, based upon the recommendation of the Committee.

The Committee’s philosophy in establishing the Company’s cash bonus compensation strategy for executive officers is to provide a mix of compensation between base salary and total cash compensation such that approximately 30% to 40% of the total target cash compensation is at risk for executives each year. The cash bonus targets are established to be competitive with the applicable peer group enabling the Company to attract, motivate, reward and retain highly skilled executives for short-term performance. This program supports the achievement of annual Company goals and objectives by basing a significant portion of compensation on a pay-for-performance basis

In general, achievement of the Company’s goals determines the initial bonus pool for executive officers of the Company, which is then allocated to the executive officers based on the individual performance of each executive officer, if applicable, during the year. As in previous years, the 2011 executive bonuses were discretionary and there were no formulaic calculations for determining the actual amount of the bonus for each executive. Accordingly, the Board or the Committee may, in its sole discretion, eliminate any individual bonus or reduce or increase the amount of compensation payable with respect to any individual bonus. An executive officer must be an employee of the Company on the date of payment to qualify for a bonus. Any executive officer who leaves the employment of the Company, voluntarily or involuntarily, prior to the payment, is ineligible for any bonus. An employee who becomes an executive officer during the fiscal year may be eligible for a pro-rated bonus at the option of the Committee, provided the executive has been employed a minimum of three months during the calendar year. No clawback provisions have been adopted by the Company at this time. The Committee believes that the performance goals established for bonuses do not encourage excessive risk taking or have potential for encouraging behavior that may impact the Company negatively in future years.

In February 2011, the Board approved the Company’s performance goals for 2011. The President and Chief Executive Officer’s eligible bonus was 60% of base salary for 2011. All other executive officers’ eligible bonus at target was 50% of their respective base salaries and maximum bonus payouts. Both the target and maximum levels were substantially similar to the applicable peer group data for the President and Chief Executive Officer as well as the other executive officers.

Executive Officer	Minimum Payout	Target Percentage	Maximum Payout
President and Chief Executive Officer	0%	60%	120%
All Other Executive Officers	0%	50%	100%

The performance goals for 2011 related to the Company’s lead development programs which comprised mainly GnRH and VMAT2, earlier stage research and development programs and general administrative activities. Some of the specific 2011 goals were as follows: moving the GnRH and VMAT2 programs forward in clinical and pre-clinical development studies; optimizing the research process to facilitate faster turnaround of discovery efforts; and for general administrative activities, including maintaining the Company’s projected cash burn and stock performance compared to peers. The Board and Compensation Committee assigned relative weightings to the goals by functional area (but not individually) for 2011.

On January 12, 2012, the Board of Directors and the Committee approved bonus payouts for 2011 goal achievement. Bonus payouts approved by the Board of Directors and the Committee for the Company’s executive officers were based on 65% of Company goal achievement. Goals for GnRH included obtaining $30 million in milestone payments from Abbott and Abbott’s commitment to submit an SPA in Q1 2012. Other clinical goals were also achieved including advancement of a VMAT2 inhibitor into Phase IIb for patients with tardive dyskinesia. The early stage research and development program goals were met, including discovering lead candidates in three programs and developing advanced leads in three other programs. Additionally, the Company’s general administrative goal of outperforming the biotech index was met for both one and three year periods. The individual amounts approved by the Board of Directors were: Dr. Gorman, $198,900; Mr. Coughlin, $121,875; Dr. O’Brien, $136,500; Dr. Bozigian, $99,856; and Dr. Grigoriadis, $98,475. For 2011, Dr. Valeur-Jensen was not eligible to receive a bonus pursuant to the terms of her Separation and Transition Agreement.

In February 2012, the Board approved the Company’s performance goals for 2012 along with eligible bonus percentages for executive officers. The President and Chief Executive Officer’s eligible bonus will be 60% of base salary for 2012. All other executive officers’ eligible bonus at target was 50% of their respective base salaries. Both the target and maximum levels were substantially similar to the applicable peer group data for the President and Chief Executive Officer as well as the other executive officers. The performance goals for 2012 consist of goals for lead development programs, research, regulatory and general administrative activities. Elagolix goals focus on clinical activities. VMAT2 goals include clinical and preclinical activities. Early stage research and development program goals include various pre-clinical development studies, preparation for clinical studies and various research and drug discovery goals. General administrative goals include financial and budgetary related goals. The Board and Compensation Committee assigned relative weightings to the goals by functional area (but not individually) for 2012.

Equity Awards

The Committee provides the Company’s executive officers with long-term incentive compensation through grants of stock options, restricted stock units (“RSUs”) and/or stock bonuses under the Company’s equity compensation plans. These equity-based programs provide the create a strong link to the Company’s long term financial and equity market performance, create an ownership culture and closely align the interests of our executive officers with the stockholders. The Committee believes that these grants directly motivate an executive to maximize long-term stockholder value and create an effective tool for incentivizing and retaining those executives who are most responsible for influencing stockholder value. The grants also utilize vesting periods that encourage key executives to continue in the employ of the Company. The Committee considers each grant subjectively, considering factors such as the individual performance of the executive officer, the anticipated contribution of the executive officer to the attainment of the Company’s long-term strategic performance goals, and to retain and motivate key executives. The equity awards for each year are set to be competitive with the applicable peer group to enable the Company to attract, motivate, and retain highly skilled executives. Long-term incentives granted in prior years are also taken into consideration, but do not play a significant role in current year determinations.

It has been the Company’s practice to make equity-based awards to our executives on an annual basis. Annual stock option awards typically vest over three to four years and have a seven to ten year term. Additionally, all stock option awards are priced based upon the closing price of the Company’s common stock on the date of grant, which is also the approval date, by the Committee or Board of Directors. RSU awards typically vest over three years. Stock option awards to the executive officers are reviewed by the Committee annually in light of personal and Company goal attainment, executive officer performance reviews and peer group data. Prior year actual gains from the exercise of vested equity grants are not considered in the determination of current year compensation. The Company does not maintain any equity ownership guidelines for its executive officers.

On August 25, 2011, the Board of Directors approved stock option awards to the executive officers under the Company’s 2011 Equity Incentive Plan (the “2011 Plan”). The stock option awards were determined based on individual performance and contribution to long-term strategic and performance goals and as well as retention and motivation of the named executive officers. The individual grants of stock options to executive officers were: Dr. Gorman 250,000 stock options; and Mr. Coughlin, Dr. O’Brien, Dr. Bozigian, and Dr. Grigoriadis each 125,000 stock options. Dr. Valeur-Jensen did not receive a stock option grant. These option grants occurred later in the year than is typical (annual option grants have historically been in the first or second quarter of the year) because the options were granted at the Board meeting subsequent to the approval of the 2011 Plan.

On January 12, 2012, the Board of Directors approved stock option awards to the executive officers under the 2011 Plan. The stock option awards were determined based on 2011 individual performance and contribution to long-term strategic and performance goals and as well as retention and motivation of the named executive officers. The individual grants of stock options to executive officers were: Dr. Gorman 240,000 stock options; Mr. Coughlin and Dr. O’Brien each 120,000 stock options; Dr. Bozigian and Dr. Grigoriadis each 100,000 stock options.

The Committee and Board of Directors also determined that for both the August 25, 2011 and January 12, 2012 equity grants that the use of stock options were the appropriate equity compensation vehicle. The Committee and Board of Directors believe that the use of stock options at this time more closely aligns stockholder and management interests.

Retirement Benefits

The terms of the Company’s 401(k) Savings Plan (the “401(k) Plan”) provide for executive officer and broad-based employee participation on the same general terms. Under the 401(k) Plan, all Company employees were formerly eligible to receive basic matching contributions from the Company that vest three years from date of hire and monthly thereafter. The Company’s basic matching contribution for the 401(k) Plan was suspended in April 2009 and reinstated effective January 1, 2011. The Company made no discretionary contributions to the 401(k) Plan in 2011.

Severance Agreements and Other Benefits

Executive officers are eligible to participate in the Company’s employee benefit plans on the same terms as all other full-time employees. These plans include medical, dental and life insurance. In addition to the benefits available to all employees, we provide our executive officers with certain additional benefits that we believe reflect market standards and are reasonable and necessary to attract and/or retain each of our executive officers and allow the executive officers to realize the full benefit of the other elements of compensation we provide. These benefits include disability insurance premiums, an annual physical examination, and tax gross-ups in the event of a change in control. Executive officers are eligible for four weeks of vacation from date of hire through ten years of employment, and five weeks of vacation per year thereafter. Additionally, all executive officers, as well as all other full-time employees who were employed as of December 31, 2011, are eligible to receive a one-time additional two week vacation benefit after ten years of service.

In addition, executive officers are eligible to receive severance benefits in connection with terminations of employment due to death, disability, or termination without cause or constructive termination (including following a change-in-control) as set forth below and more fully described in Potential Payments upon Termination or Change-in-Control . The Committee believes that the executive severance arrangements reflect current market standards and severance benefits competitive with those provided by our peer group. The Committee believes that in order to continue to retain the services of our key executive officers, it is important to provide them with some income and benefit protection against an involuntary termination of employment.

Compensation components for executive officers in the event of death include partial stock award acceleration, prorata bonus payment, payments for accrued base salary, any accrued vacation and any accrued benefits under any plans of the Company in which the executive officer is a participant and any appropriate business expenses incurred by the executive officer. In the event of death, there is no base salary continuation.

Compensation components for executive officers in the event of a qualifying long-term disability include partial stock award acceleration, pro-rata bonus payment, limited base salary continuation, payments for accrued base salary, limited Company-paid health insurance benefits, and any accrued vacation and any accrued benefits under any plans of the Company in which the executive officer is a participant.

Compensation components for executive officers in the event of termination by the Company without cause or termination by the executive officer due to constructive termination include payments for accrued base salary, cash compensation payments, partial stock award acceleration, limited Company-paid health insurance benefits, and any accrued vacation and any accrued benefits under any plans of the Company in which the executive officer is a participant. Eligibility for these benefits under either situation requires a signed release agreement by the executive officer.

Compensation components for executive officers in the event of a termination by the Company without cause or termination by the executive officer due to constructive termination following a change-in-control include payments for accrued base salary, a cash compensation payment, cash compensation for the value of all outstanding stock awards, limited Company-paid health insurance benefits, and any accrued vacation and any accrued benefits under any plans of the Company in which the executive officer is a participant. The change-in-control benefits also contain certain tax gross-up provisions. Eligibility for these benefits requires a signed release agreement by the executive officer.

The Committee believes that in order to continue to retain the services of our key executive officers and focus their efforts on stockholder interests when considering strategic alternatives, it is important to provide them with enhanced income and benefit protection against loss of employment in connection with a change-in-control of our company and thereby align the interests of our stockholders and our executive officers. However, the Company does not provide for such benefits solely in the event of a change-in-control because we believe that our executives are materially harmed only if a change in control results in our executives’ involuntary loss of employment, reduced responsibilities, reduced compensation, or other adverse change in the nature of the employment relationship.

Pursuant to the terms of the Separation and Transition Agreement entered into in August 2011, Dr. Valeur-Jensen resigned from her full-time position as Executive Vice President, General Counsel and Corporate Secretary. Dr. Valeur-Jensen continued to be employed by the Company on a part-time basis as General Counsel and Corporate Secretary of the Company through March 31, 2012. Pursuant to the terms of the Agreement, Dr. Valeur-Jensen receives a severance payment equal to an aggregate of $740,625 payable in equal installments over a 15 month period commencing on the effective date of the agreement and the Company has agreed to pay the applicable insurance premiums necessary to continue the health insurance coverage in effect for Dr. Valeur-Jensen and her dependents up to a 15 month period following the expiration of Dr. Valeur-Jensen’s part-time employment with the Company on March 31, 2012. Pursuant to the Agreement all equity awards previously granted to Dr. Valeur-Jensen immediately accelerated vesting with respect to that number of shares that would have vested over the 15 month period following the effective date of the Agreement, and all such equity awards continued to vest in accordance with their current terms during such time as Dr. Valeur-Jensen continued to be employed by the Company. The Company also granted to Dr. Valeur-Jensen a restricted stock unit award covering 50,000 shares of the Company’s common stock, 25,000 shares of which vested on February 25, 2012, and 25,000 shares of which will vest on August 25, 2012, which such vesting shall occur regardless of whether Dr. Valeur-Jensen is providing services to the Company on such date. The Agreement also contains a general release of claims against the Company. The severance benefits provided for in Dr. Valeur-Jensen’s Separation and Transition Agreement are substantially consistent with those provided for in her original Employment Agreement.

Tax Considerations

Internal Revenue Code Section 162(m)

The Committee considers the potential impact under Internal Revenue Code Section 162(m) whereby we can only deduct up to $1.0 million of the compensation we pay to named executive officers each taxable year unless such compensation is “performance-based compensation” within the meaning of the Internal Revenue Code. The Committee has determined that any gain related to the exercise of a stock option granted under any of our stockholder-approved stock option plans with an exercise price at least equal to the fair value of our common stock on the date of grant qualifies under the Internal Revenue Code as performance-based compensation and therefore is not subject to the $1.0 million limitation. Additionally, any bonuses paid during the year also qualify as performance-based compensation.

However, deductibility is not the sole factor used by the Committee in ascertaining appropriate levels or manner of compensation and corporate objectives may not necessarily align with the requirements for full deductibility under Section 162(m). Accordingly, we may enter into executive compensation arrangements under which payments are not deductible under Section 162(m).

Internal Revenue Code Section 409A

Section 409A governs deferred compensation arrangements. The Committee reviewed our deferred compensation programs with the assistance of our external counsel and determined that the programs are compliant with Section 409A.

COMPENSATION COMMITTEE REPORT

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference therein.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted by:

COMPENSATION COMMITTEE

Richard F. Pops

W. Thomas Mitchell

Joseph A. Mollica

Compensation Committee interlocks and insider participation

During 2011, the Compensation Committee consisted of W. Thomas Mitchell, Richard F. Pops and Wylie W. Vale, Ph.D. No interlocking relationship existed between any member of the Compensation Committee and any member of any other company’s Board of Directors or compensation committee.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table The following table sets forth the compensation paid by the Company for the fiscal years ended December 31, 2009, 2010 and 2011 to the executive officers named below (the “Named Executive Officers”). There were no performance based bonus awards for 2009.

Summary Compensation Table

Name and Title (1)	Year	Salary (2)	Bonus (2)	Option Awards (3)	Stock Awards (4)	All Other (5)	Total Compensation
Kevin C. Gorman, Ph.D.	2009	$440,000	$—	$—	$—	$34,583	$474,583
President and Chief Executive Officer	2010	$440,000	$396,000	$325,600	$—	$31,604	$1,193,204
	2011	$510,000	$198,900	$1,025,000	$—	$44,817	$1,778,717

Timothy P. Coughlin	2009	$300,000	$—	$—	$—	$25,045	$325,045
Vice President and Chief Financial Officer	2010	$300,000	$240,000	$299,200	$—	$23,596	$862,796
	2011	$375,000	$121,875	$512,500	$—	$34,021	$1,043,396

Christopher F. O’Brien, M.D.	2009	$375,000	$—	$—	$—	$19,847	$394,847
Senior Vice President, Clinical Development and Chief Medical Officer	2010	$375,000	$300,000	$299,200	$—	$16,947	$991,147
	2011	$420,000	$136,500	$512,500	$—	$26,263	$1,095,263

Dimitri E. Grigoriadis, Ph.D.	2009	$285,000	$—	$—	$—	$21,768	$306,768
Vice President of Research	2010	$285,000	$213,750	$264,000	$—	$20,938	$783,688
	2011	$303,000	$98,475	$512,500	$—	$31,222	$945,197

Haig P. Bozigian, Ph.D.	2009	$285,000	$—	$—	$—	$21,518	$306,518
Senior Vice President, Pharmaceutical and Preclinical Development	2010	$285,000	$213,750	$264,000	$—	$20,938	$783,688
	2011	$307,250	$99,856	$512,500	$—	$31,295	$950,901

Margaret Valeur-Jensen, Ph.D., J.D. (6)	2009	$395,000	$—	$—	$—	$27,882	$422,882
Former Executive Vice President, General Counsel, Corporate Secretary	2010	$395,000	$276,500	$264,000	$—	$23,246	$958,746
	2011	$304,068	$—	$—	$294,000	$842,807	$1,440,875

(1)	The titles and capacities set forth in the table above are as of the Record Date, with the exception of Dr. Valeur-Jensen.

(2)	Salary and bonus figures represent amounts earned during each respective fiscal year, regardless of whether part or all of such amounts were paid in subsequent fiscal year(s). The Company did not award performance based bonuses for 2009. Bonuses for 2010 and 2011 were awarded pursuant to a Bonus Program.

(3)	The amounts shown are the full grant date fair value in accordance with Accounting Standards Codification 718-10, Compensation—Stock Compensation (ASC 718). The assumptions used to calculate the grant date fair value of stock awards are set forth under Note 8 of the Notes to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on February 9, 2012. The grant date fair values of option awards for 2010 and 2011 are based on per share Black-Scholes values of $1.76 and $4.10, respectively. The Company did not grant any option awards during 2009. The Company did not grant any stock bonuses in 2009, 2010 or 2011.

(4)	Stock awards granted to executive officers consist of RSUs. The amount shown is the full grant date fair value in accordance with ASC 718, which is based on the Nasdaq stock market closing per share price of $5.88 on the date of grant.

(5)	Includes all other compensation as described in the table below.

(6)	Dr. Valeur-Jensen had an actual severance triggering event in August 2011 in connection with her transition to employment on a part-time basis as General Counsel and Corporate Secretary of the Company.

All Other Compensation Table

Name	Year	401(k) Employer Match	Insurance Premiums (1)	Stock Option Cancellation Fee (2)	Severance (3)	Physical Exams	Total Other
Kevin C. Gorman, Ph.D.	2009	$5,500	$28,983	$100	$—	$—	$34,583
	2010	$—	$31,604	$—	$—	$—	$31,604
	2011	$7,350	$34,294	$—	$—	$3,173	$44,817

Timothy P. Coughlin	2009	$4,125	$20,820	$100	$—	$—	$25,045
	2010	$—	$23,596	$—	$—	$—	$23,596
	2011	$7,350	$26,671	$—	$—	$—	$34,021

Christopher F. O’Brien, M.D.	2009	$5,500	$14,347	$—	$—	$—	$19,847
	2010	$—	$16,947	$—	$—	$—	$16,947
	2011	$7,350	$18,913	$—	$—	$—	$26,263

Dimitri E. Grigoriadis, Ph.D.	2009	$4,125	$17,643	$—	$—	$—	$21,768
	2010	$—	$20,938	$—	$—	$—	$20,938
	2011	$7,350	$23,872	$—	$—	$—	$31,222

Haig P. Bozigian, Ph.D.	2009	$3,875	$17,643	$—	$—	$—	$21,518
	2010	$—	$20,938	$—	$—	$—	$20,938
	2011	$7,350	$23,945	$—	$—	$—	$31,295

Margaret Valeur-Jensen, Ph.D., J.D.	2009	$5,500	$22,282	$100	$—	$—	$27,882
	2010	$—	$23,246	$—	$—	$—	$23,246
	2011	$7,350	$25,579	$—	$809,878	$—	$842,807

(1)	The amounts in this column represent the costs for medical insurance for the Company wide plans, as well as disability insurance premiums and related tax gross-up amounts.

(2)	The amounts in this column represent nominal payments made to the named executive in exchange for the cancellation of certain stock options previously granted by the Company.

(3)	The amount in this column represents cash severance amounts pursuant to a Separation and Transition Agreement entered into in August 2011, which consisted of $740,625 for salary and bonus continuation, $46,144 for accrued vacation and sabbatical time, and $23,109 for medical benefits. These amounts are primarily to be paid ratably over a fifteen month period that commenced in September 2011.

Grant of Plan Based Awards During the Fiscal Year Ended December 31, 2011

The following table sets forth certain information regarding option awards granted by the Company pursuant to the 2011 Plan during the year ended December 31, 2011 to the Named Executive Officers below:

Name	Grant Date	All Other Stock Awards: Number of Units (1)	All Other Option Awards: No. of Securities Underlying Options (2)	Exercise or Base Price of Option Awards (2)	Grant Date Fair Value of Stock and Option Awards (3)
Kevin C. Gorman, Ph.D.	08/25/2011	—	250,000	$5.76	$1,025,000
Timothy P. Coughlin	08/25/2011	—	125,000	$5.76	$512,500
Christopher F. O’Brien, M.D.	08/25/2011	—	125,000	$5.76	$512,500
Dimitri E. Grigoriadis, Ph.D.	08/25/2011	—	125,000	$5.76	$512,500
Haig P. Bozigian, Ph.D.	08/25/2011	—	125,000	$5.76	$512,500
Margaret Valeur-Jensen, Ph.D., J.D.	09/08/2011	50,000	—	$—	$294,000

(1)	Represents restricted stock units granted to Dr. Valeur-Jensen pursuant to a Separation and Transition Agreement entered into in August 2011, half of which vested in February 2012, and the remaining portion of which will vest in August 2012.

(2)	All options were granted and approved on the same date with an exercise price equal to the closing market price of the Company’s common stock on date of grant. All option awards are time-based awards, which vest annually over three years and have an option term of seven years.

(3)	Reflects the grant date per share Black-Scholes value of $4.10 for option awards granted on August 25, 2011 which was calculated in accordance with ASC 718. For restricted stock units, the amount shown ($294,000) is the full grant date fair value in accordance with ASC 718, which is based on the Nasdaq stock market closing per share price of $5.88 on the date of grant.

To assist in understanding the data in the tables above, the following is a description of the employment agreements currently in place between the Company and the Named Executive Officers:

Agreements with Named Executive Officers

Kevin C. Gorman, Ph.D. has an employment contract that provides that: (i) Dr. Gorman will serve as the Company’s Executive Vice President and Chief Operating Officer commencing on August 1, 2007 at an initial annual salary of $400,000, subject to annual adjustment by the Board of Directors (subsequent to entering into the employment contract, Dr. Gorman was promoted to President and Chief Executive Officer and his annual base salary for 2012 is $525,300); (ii) the agreement terminates upon death, disability, termination by the Company with or without cause, constructive termination or voluntary resignation; (iii) Dr. Gorman is eligible for a discretionary annual bonus as determined by the Board of Directors, based upon achieving certain performance criteria; and (iv) each year starting in 2007 and continuing for the term of the agreement, Dr. Gorman will be eligible to receive stock option awards with the number of shares and exercise price as shall be determined by the Board of Directors.

Timothy P. Coughlin has an employment contract that provides that: (i) Mr. Coughlin will serve as the Company’s Vice President and Chief Financial Officer commencing on August 1, 2007 at an initial annual salary of $275,000, subject to annual adjustment by the Board of Directors (Mr. Coughlin’s annual base salary for 2012 is $386,250); (ii) the agreement terminates upon death, disability, termination by the Company with or without cause, constructive termination or voluntary resignation; (iii) Mr. Coughlin is eligible for a discretionary annual bonus as determined by the Board of Directors, based upon achieving certain performance criteria; and (iv) each year starting in 2007 and continuing for the term of the agreement, Mr. Coughlin will be eligible to receive stock option awards with the number of shares and exercise price as shall be determined by the Board of Directors.

Christopher F. O’Brien, M.D. has an employment contract that provides that: (i) Dr. O’Brien will serve as the Company’s Senior Vice President, Clinical Development and Chief Medical Officer commencing on August 1, 2007 at an initial annual salary of $350,000, subject to annual adjustment by the Board of Directors (Dr. O’Brien’s annual base salary for 2012 is $432,600); (ii) the agreement terminates upon death, disability, termination by the Company with or without cause, constructive termination or voluntary resignation; (iii) Dr. O’Brien is eligible for a discretionary annual bonus as determined by the Board of Directors, based upon achieving certain performance criteria; and (iv) Dr. O’Brien is eligible to receive stock option awards with the number of shares and exercise price as shall be determined by the Board of Directors.

Dimitri E. Grigoriadis, Ph.D. has an employment contract that provides that: (i) Dr. Grigoriadis will serve as the Company’s Vice President, Research commencing on August 1, 2007 at an initial annual salary of $260,000, subject to annual adjustment by the Board of Directors (Dr. Grigoriadis’ annual base salary for 2012 is $312,090); (ii) the agreement terminates upon death, disability, termination by the Company with or without cause, constructive termination or voluntary resignation; (iii) Dr. Grigoriadis is eligible for a discretionary annual bonus as determined by the Board of Directors, based upon achieving certain performance criteria; and (iv) Dr. Grigoriadis is eligible to receive stock option awards with the number of shares and exercise price as shall be determined by the Board of Directors.

Haig P. Bozigian, Ph.D. has an employment contract that provides that: (i) Dr. Bozigian will serve as the Company’s Senior Vice President, Pharmaceutical and Preclinical Development commencing on August 1, 2007 at an initial annual salary of $260,000, subject to annual adjustment by the Board of Directors (Dr. Bozigian’s annual base salary for 2012 is $336,000); (ii) the agreement terminates upon death, disability, termination by the Company with or without cause, constructive termination or voluntary resignation; (iii) Dr. Bozigian is eligible for a discretionary annual bonus as determined by the Board of Directors, based upon achieving certain performance criteria; and (iv) Dr. Bozigian is eligible to receive stock option awards with the number of shares and exercise price as shall be determined by the Board of Directors.

Margaret Valeur-Jensen, Ph.D, J.D. has entered into a Separation and Transition Agreement with the Company. For a description of this agreement, see page 29 of this proxy statement under “Compensation Discussion and Analysis-Severance Agreements and Other Benefits”

Option Cancellation Agreements On August 28, 2009, the Company entered into Stock Option Cancellation Agreements with certain of the Company’s executive officers and Directors, pursuant to which certain stock options with exercise prices in excess of $35.00, previously granted to each such executive officer or Director were cancelled in exchange for a nominal payment by the Company of $100 in the aggregate.

The Stock Option Cancellation Agreements indicated that other than such nominal payment, the applicable executive officer or Director had not received, and would not receive, any additional consideration in exchange for the cancellation of such options.

Accordingly, while each such executive officer or Director will be eligible to receive future equity grants in connection with the Company’s regular grant practices, no such executive officer or Director will receive any future equity award in exchange for the cancellation of such options.

Outstanding Equity Awards The following table sets forth the outstanding equity awards held by the Named Executive Officers at December 31, 2011.

Outstanding Equity Awards at Fiscal Year End Table

	Option Awards								Stock Awards
Name	Award Grant and Commencement of Vesting Date	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (1)		Market Value of Shares or Units of Stock That Have Not Vested (1)
Kevin C. Gorman, Ph.D.	02/07/2002	35,000	(2)	—		—	$36.79	02/07/2012	—		—
	01/11/2007	108,000	(4)	—		—	$11.44	01/11/2014	—		—
	02/27/2008	45,000	(4)	—		—	$5.12	02/27/2015	—		—
	05/11/2010	97,639	(4)	87,361	(4)	—	$2.59	05/11/2017	—		—
	08/25/2011	27,778	(4)	222,222	(4)	—	$5.76	08/25/2021	—		—
Timothy P. Coughlin	09/30/2002	11,000	(5)	—		—	$41.00	09/30/2012	—		—
	01/11/2007	100,000	(4)	—		—	$11.44	01/11/2014	—		—
	02/27/2008	30,000	(4)	—		—	$5.12	02/27/2015	—		—
	05/11/2010	89,722	(4)	80,278	(4)	—	$2.59	05/11/2017	—		—
	08/25/2011	13,889	(4)	111,111	(4)	—	$5.76	08/25/2021	—		—
Christopher F. O’Brien, M.D.	10/31/2005	55,000	(3)(5)	—		—	$52.82	10/31/2015	—		—
	11/14/2006	27,500	(4)	—		—	$8.92	11/14/2013	—		—
	02/27/2008	30,000	(4)	—		—	$5.12	02/27/2015	—		—
	05/11/2010	89,722	(4)	80,278	(4)	—	$2.59	05/11/2017	—		—
	08/25/2011	13,889	(4)	111,111	(4)	—	$5.76	08/25/2021	—		—
Dimitri E. Grigoriadis, Ph.D.	09/26/2006	937	(4)	—		—	$10.90	07/23/2013	—		—
	09/26/2006	4,737	(4)	—		—	$10.90	09/26/2013	—		—
	09/26/2006	3,250	(4)	—		—	$10.90	07/05/2012	—		—
	09/26/2006	10,125	(4)	—		—	$10.90	09/05/2012	—		—
	02/27/2008	30,000	(4)	—		—	$5.12	02/27/2015	—		—
	05/11/2010	79,167	(4)	70,833	(4)	—	$2.59	05/11/2017	—		—
	08/25/2011	13,889	(4)	111,111	(4)	—	$5.76	08/25/2021	—		—
Haig P. Bozigian, Ph.D.	09/26/2006	8,125	(4)	—		—	$10.90	09/05/2012	—		—
	09/26/2006	2,500	(4)	—		—	$10.90	03/21/2012	—		—
	09/26/2006	1,875	(4)	—		—	$10.90	04/21/2013	—		—
	09/26/2006	8,500	(4)	—		—	$10.90	09/26/2013	—		—
	02/27/2008	30,000	(4)	—		—	$5.12	02/27/2015	—		—
	05/11/2010	79,167	(4)	70,833	(4)	—	$2.59	05/11/2017	—		—
	08/25/2011	13,889	(4)	111,111	(4)	—	$5.76	08/25/2021	—		—
Margaret Valeur-Jensen, Ph.D.,J.D.	02/07/2002	18,229	(2)	—		—	$36.79	02/07/2012	—		—
	01/11/2007	100,000	(4)	—		—	$11.44	01/11/2014	—		—
	02/27/2008	30,000	(4)	—		—	$5.12	02/27/2015	—		—
	05/11/2010	125,000	(6)	25,000	(6)	—	$2.59	05/11/2017	—		—
	09/08/2011	—		—		—	—	—	50,000	(7)	$425,000

(1)	Stock awards granted to executive officers consist of restricted stock units. The market value of restricted stock units that have not vested is derived by multiplying the number of restricted stock units that have not vested as of December 31, 2011 by $8.50, which was the closing price of the Company’s common stock on December 30, 2011.

(2)	Vests monthly over four years.

(3)	On November 7, 2005, the Company accelerated vesting on all unvested stock options to purchase shares of common stock that were held by then-current non-officer employees and had an exercise price per share equal to or greater than $50.00. The acceleration of these stock options was undertaken to eliminate the future compensation expense associated with the adoption of ASC 718 in the Company’s consolidated statements of operations.

(4)	Vests monthly over three years.

(5)	Vests monthly over four years, subject to an initial one-year “cliff.”

(6)	Vests monthly over three years, 15 months of vesting was accelerated pursuant to Dr. Valeur-Jensen’s Separation and Transition Agreement.

(7)	25,000 restricted stock units vested on February 28, 2012, the balance will vest in August 2012.

Option Exercises and Stock Vested The following table sets forth stock awards that vested during fiscal 2011 along with their respective values at December 31, 2011 for the Named Executive Officers.

Option Exercises and Stock Vested Table

	Stock Awards (1)
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Kevin C. Gorman, Ph.D.	41,667	$284,586
Timothy P. Coughlin	33,334	$227,671
Christopher F. O’Brien, M.D.	33,334	$227,671
Dimitri E. Grigoriadis, Ph.D.	33,334	$227,671
Haig P. Bozigian, Ph.D.	33,334	$227,671
Margaret Valeur-Jensen, Ph.D., J.D.	33,334	$227,671

(1)	Information relates to stock awards, which consist of RSUs that vested during 2011.

(2)	Calculated by multiplying the number of shares acquired on vesting by the price of the Company’s common stock on the vesting date.

Potential Payments Upon Termination or Change-in-Control The following tables set forth the potential severance benefits payable to the Named Executive Officers in the event of a termination prior to or following a change in control, assuming such event occurred on December 31, 2011:

Potential Payment upon Termination Table*

Name	Salary (1)	Bonus (2)	Accrued Compensation (3)	Stock Awards (4)	Medical (5)	Total
Kevin C. Gorman, Ph.D.	$637,500	$382,500	$61,207	$1,546,242	$39,186	$2,666,635
Timothy P. Coughlin	$468,750	$234,375	$48,581	$1,231,049	$39,108	$2,021,863
Christopher F. O’Brien, M.D.	$420,000	$210,000	$35,412	$1,118,788	$22,034	$1,806,234
Dimitri E. Grigoriadis, Ph.D.	$303,000	$151,500	$36,418	$1,017,000	$26,162	$1,534,080
Haig P. Bozigian, Ph.D.	$320,000	$160,000	$41,836	$1,017,000	$26,205	$1,565,041
Margaret Valeur-Jensen, Ph.D., J.D.(6)	$493,750	$246,875	$46,144	$1,265,150	$23,109	$2,075,028

*	Reflects a termination without cause or due to a constructive termination, or deemed termination, prior to a change in control.

(1)	Based on salary as of December 31, 2011.

(2)	Based on bonus targets established by the Board of Directors for 2011.

(3)	Accrued compensation is comprised of vacation pay earned and unpaid as of December 31, 2011 and a one-time additional two week vacation benefit for eligible employees.

(4)

Certain options held by the Named Executive Officers at December 31, 2011 had an exercise price greater than the closing price of the Company’s common stock at December 31, 2011. The amounts in this column represent the intrinsic value of ‘in-the money’ vested and outstanding options and the market value of unvested restricted stock units as of December 31, 2011 that would vest in accordance with the executive officers’ employment agreements. Values were derived using the closing price of the Company’s common stock on December 30, 2011 of $8.50.

(5)	Medical is comprised of health insurance premiums for the period specified in each executive officer’s employment contract.

(6)	Dr. Valeur-Jensen had an actual severance triggering event in August 2011 in connection with her transition to employment on a part-time basis. The salary, bonus, and accrued compensation figures represent the actual amounts paid or to be paid as a result of this severance event. The stock award and medical amounts were estimated consistent with the methodology of the Company’s executive officers listed in this table.

Potential Payment upon Change-in-Control Table*

Name	Severance (1)	Bonus (2)	Accrued Compensation (3)	Stock Awards (4)	Medical (5)	Statutory Tax Gross-up (6)	Total
Kevin C. Gorman, Ph.D.	$1,020,000	$612,000	$61,207	$1,930,450	$62,697	$1,653,989	$5,340,343
Timothy P. Coughlin	$750,000	$375,000	$48,581	$1,448,600	$62,572	$1,225,101	$3,909,854
Christopher F. O’Brien, M.D.	$630,000	$315,000	$35,412	$1,448,600	$33,051	$1,067,320	$3,529,383
Dimitri E. Grigoriadis, Ph.D.	$454,500	$227,250	$36,418	$1,330,400	$39,243	$887,884	$2,975,695
Haig P. Bozigian, Ph.D.	$480,000	$240,000	$41,836	$1,330,400	$39,307	$948,688	$3,080,231

*	Reflects benefits to be provided upon a termination without cause, or due to a constructive termination, within a specified time following a change in control. Dr. Valeur-Jensen had an actual severance triggering event in August 2011 in connection with her transition to employment on a part-time basis. Accordingly, her actual severance figures are reported in the “Potential Payment upon Termination Table” above.

(1)	Based on salary as of December 31, 2011.

(2)	Based on bonus targets established by the Board of Directors for 2011.

(3)	Accrued compensation is comprised of vacation pay earned and unpaid as of December 31, 2011 and a one-time additional two week vacation benefit for eligible employees.

(4)	Certain options held by the Named Executive Officers at December 31, 2011 had an exercise price greater than the closing price of the Company’s common stock at December 31, 2011. The amounts in this column represent the intrinsic value of ‘in-the money’ vested and outstanding options as of December 31, 2011 that would vest in accordance with the executive officers’ employment agreements. Values were derived using the closing price of the Company’s common stock on December 30, 2011 of $8.50.

(5)	Medical is comprised of health insurance premiums for the period specified in each executive officer’s employment contract.

(6)	Represents tax gross-up payments if total payments to executive in connection with a change-in-control exceed 2.99 times such executive’s base amount by 15% or more.

Potential Payment upon Termination by Disability Table*

Name	Base Salary (1)	Bonus (2)	Accrued Compensation (3)	Stock Awards (4)	Medical (5)	Total
Kevin C. Gorman, Ph.D.	$637,500	$306,000	$61,207	$1,546,242	$39,186	$2,590,135
Timothy P. Coughlin	$468,750	$187,500	$48,581	$1,231,049	$39,108	$1,974,988
Christopher F. O’Brien, M.D.	$420,000	$210,000	$35,412	$1,118,788	$22,034	$1,806,234
Dimitri E. Grigoriadis, Ph.D.	$303,000	$151,500	$36,418	$1,017,000	$26,162	$1,534,080
Haig P. Bozigian, Ph.D.	$320,000	$160,000	$41,836	$1,017,000	$26,205	$1,565,041

*	Reflects a termination due to disability. Dr. Valeur-Jensen had an actual severance triggering event in August 2011 in connection with her transition to employment on a part-time basis. Accordingly, her actual severance figures are reported in the “Potential Payment upon Termination Table” above.

(1)	Based on salary as of December 31, 2011.

(2)	Based on bonus targets established by the Board of Directors for 2011.

(3)	Accrued compensation is comprised of vacation pay earned and unpaid as of December 31, 2011 and a one-time additional two week vacation benefit for eligible employees.

(4)	Certain options held by the Named Executive Officers at December 31, 2011 had an exercise price greater than the closing price of the Company’s common stock at December 31, 2011. The amounts in this column represent the intrinsic value of ‘in-the money’ vested and outstanding options as of December 31, 2011 that would vest in accordance with the executive officers’ employment agreements. Values were derived using the closing price of the Company’s common stock on December 30, 2011 of $8.50.

(5)	Medical is comprised of health insurance premiums for the period specified in each executive officer’s employment contract.

Potential Payment upon Termination by Death Table*

Name	Bonus (1)	Accrued Compensation (2)	Stock Awards (3)	Total
Kevin C. Gorman, Ph.D.	$306,000	$61,207	$1,546,242	$1,913,449
Timothy P. Coughlin	$187,500	$48,581	$1,231,049	$1,467,130
Christopher F. O’Brien, M.D.	$210,000	$35,412	$1,118,788	$1,364,200
Dimitri E. Grigoriadis, Ph.D.	$151,500	$36,418	$1,017,000	$1,204,918
Haig P. Bozigian, Ph.D.	$160,000	$41,836	$1,017,000	$1,218,836

*	Reflects a termination due to death. Dr. Valeur-Jensen had an actual severance triggering event in August 2011 in connection with her transition to employment on a part-time basis. Accordingly, her actual severance figures are reported in the “Potential Payment upon Termination Table” above.

(1)	Based on bonus targets established by the Board of Directors for 2011.

(2)	Accrued compensation is comprised of vacation pay earned and unpaid as of December 31, 2011 and a one-time additional two week vacation benefit for eligible employees.

(3)	Certain options held by the Named Executive Officers at December 31, 2011 had an exercise price greater than the closing price of the Company’s common stock at December 31, 2011. The amounts in this column represent the intrinsic value of ‘in-the money’ vested and outstanding options as of December 31, 2011 that would vest in accordance with the executive officers’ employment agreements. Values were derived using the closing price of the Company’s common stock on December 30, 2011 of $8.50.

The following is a description of the arrangements under which the Named Executive Officers may be entitled to potential payments upon a termination without cause or resignation due to a constructive termination (including following a change in control) or upon disability or death. Resignation due to constructive termination may include an executive’s resignation following one or more of the following material adverse changes in the nature of executive’s employment, as specified in the agreement, that is not cured following notification:

•	a significant reduction in the executive or the executive supervisor’s duties or responsibilities,

•	a material reduction in base salary,

•	material relocation, or

•	material breach of the executive’s employment agreement.

Dr. Gorman is entitled to 1.25 times the amount of his annual base salary and target annual bonus to be paid equally over 15 months, an acceleration of unvested shares that would have vested over the 15 continuous months after the date of termination, and payment of COBRA benefits to continue then-current coverage for a period of 15 months following termination in the event that the Company terminates his employment without cause, or he resigns due to a constructive termination. In the event of such termination within a specified time following a change of control, Dr. Gorman is entitled to 2 times the amount of his annual base salary and annual target bonus to be paid in one lump sum, a cash amount equal to the value of all unvested stock awards and all vested and outstanding stock awards, and payment of COBRA benefits to continue then-current coverage for a period of 24 months following termination. In addition, the Company has agreed to reimburse Dr. Gorman for the increase in federal and state income taxes payable by him by reason of the benefits provided in connection with such a termination in connection with a change in control if the total payment exceeds 2.99 of his base amount by more than 15%. In the event of termination due to disability, Dr. Gorman is entitled to 15 months of base salary paid semi-monthly over 15 months, a lump sum amount equal to his target annual bonus multiplied by a fraction the numerator of which is the number of full months of employment by Dr. Gorman in the fiscal year and the denominator of which is 12, an acceleration of unvested shares that would have vested over the 15 continuous months after the date of termination, and payment of COBRA benefits to continue then-current coverage for a period of 15 months following termination. In the event of a termination due to Dr. Gorman’s death, his beneficiaries or estate, would be entitled to an acceleration of unvested shares that would have vested over the 15 continuous months after the date of termination, a lump sum amount equal to his target annual bonus multiplied by a fraction the numerator of which is the number of full months of employment by Dr. Gorman in the fiscal year and the denominator of which is 12 and any accrued and unpaid compensation on the date of termination.

Mr. Coughlin is entitled to 1.25 times the amount of his annual base salary and target annual bonus to be paid equally over 15 months, an acceleration of unvested shares that would have vested over the 15 continuous months after the date of termination, and payment of COBRA benefits to continue then-current coverage for a period of 15 months following termination in the event that the Company terminates his employment without cause, or he resigns due to a constructive termination. In the event of such termination within a specified time following a change of control, Mr. Coughlin is entitled to 2 times his annual base salary and annual target bonus to be paid in one lump sum, a cash amount equal to the value of all unvested stock awards and all vested and outstanding stock awards, and payment of COBRA benefits to continue then-current coverage for a period of 24 months following termination. In addition, the Company has agreed to reimburse Mr. Coughlin for the increase in federal and state income taxes payable by him by reason of the benefits provided in connection with such a termination in connection with a change in control if the total payment exceeds 2.99 of his base amount by more than 15%. In the event of termination due to disability, Mr. Coughlin is entitled to 15 months of base salary paid semi-monthly over 15 months, a lump sum amount equal to his target annual bonus multiplied by a fraction the numerator of which is the number of full months of employment by Mr. Coughlin in the fiscal year and the denominator of which is 12, an acceleration of unvested shares that would have vested over the 15 continuous months after the date of termination, and payment of COBRA benefits to continue then-current coverage for a period of 15 months following termination. In the event of a termination due to Mr. Coughlin’s death, his beneficiaries or estate, would be entitled to an acceleration of unvested shares that would have vested over the 15 continuous months after the date of termination, a lump sum amount equal to his target annual bonus multiplied by a fraction the numerator of which is the number of full months of employment by Mr. Coughlin in the fiscal year and the denominator of which is 12 and any accrued and unpaid compensation on the date of termination.

Dr. O’Brien is entitled to 1.0 times the amount of his annual base salary and target annual bonus to be paid equally over 12 months, an acceleration of unvested shares that would have vested over the 12 continuous months after the date of termination, and payment of COBRA benefits to continue then-current coverage for a period of 12 months following termination in the event that the Company terminates his employment without cause, or he resigns due to a constructive termination. In the event of such termination within a specified time following a change of control, Dr. O’Brien is entitled to 1.5 times the amount of his annual base salary and annual target bonus to be paid in one lump sum, a cash amount equal to the value of all unvested stock awards and all vested and outstanding stock awards, and payment of COBRA benefits to continue then-current coverage for a period of 18 months following termination. In addition, the Company has agreed to reimburse Dr. O’Brien for the increase in federal and state income taxes payable by him by reason of the benefits provided in connection with such a termination in connection with a change in control if the total payment exceeds 2.99 of his base amount by more than 15%. In the event of termination due to disability, Dr. O’Brien is entitled to 12 months of base salary paid semi-monthly over 12 months, a lump sum amount equal to his target annual bonus multiplied by a fraction of the numerator of which is the number of full months of employment by Dr. O’Brien in the fiscal year and the denominator of which is 12, an acceleration of unvested shares that would have vested over the 12 continuous months after the date of termination, and payment of COBRA benefits to continue then-current coverage for a period of 12 months following termination. In the event of a termination due to Dr. O’Brien’s death, his beneficiaries or estate, would be entitled to an acceleration of unvested shares that would have vested over the 12 continuous months after the date of termination, a lump sum amount equal to his target annual bonus multiplied by a fraction the numerator of which is the number of full months of employment by Dr. O’Brien in the fiscal year and the denominator of which is 12 and any accrued and unpaid compensation on the date of termination.

Dr. Grigoriadis is entitled to 1.0 times the amount of his annual base salary and target annual bonus to be paid equally over 12 months, an acceleration of unvested shares that would have vested over the 12 continuous months after the date of termination, and payment of COBRA benefits to continue then-current coverage for a period of 12 months following termination in the event that the Company terminates his employment without cause, or he resigns due to a constructive termination. In the event of such termination within a specified time following a change of control, Dr. Grigoriadis is entitled to 1.5 times the amount of his annual base salary and annual target bonus to be paid in one lump sum, a cash amount equal to the value of all unvested stock awards and all vested and outstanding stock awards, and payment of COBRA benefits to continue then-current coverage for a period of 18 months following termination. In addition, the Company has agreed to reimburse Dr. Grigoriadis for the increase in federal and state income taxes payable by him by reason of the benefits provided in connection with such a termination in connection with a change in control if the total payment exceeds 2.99 of his base amount by more than 15%. In the event of termination due to disability, Dr. Grigoriadis is entitled to 12 months of base salary paid semi-monthly over 12 months, a lump sum amount equal to his target annual bonus multiplied by a fraction the numerator of which is the number of full months of employment by Dr. Grigoriadis in the fiscal year and the denominator of which is 12, an acceleration of unvested shares that would have vested over the 12 continuous months after the date of termination, and payment of COBRA benefits to continue then-current coverage for a period of 12 months following termination. In the event of a termination due to Dr. Grigoriadis’ death, his beneficiaries or estate, would be entitled to an acceleration of unvested shares that would have vested over the 12 continuous months after the date of termination, a lump sum amount equal to his target annual bonus multiplied by a fraction the numerator of which is the number of full months of employment by Dr. Grigoriadis in the fiscal year and the denominator of which is 12 and any accrued and unpaid compensation on the date of termination.

Dr. Bozigian is entitled to 1.0 times the amount of his annual base salary and target annual bonus to be paid equally over 12 months, an acceleration of unvested shares that would have vested over the 12 continuous months after the date of termination, and payment of COBRA benefits to continue then-current coverage for a period of 12 months following termination in the event that the Company terminates his employment without cause, or he resigns due to a constructive termination. In the event of such termination within a specified time following a change of control, Dr. Bozigian is entitled to 1.5 times the amount of his annual base salary and annual target bonus to be paid in one lump sum, a cash amount equal to the value of all unvested stock awards and all vested and outstanding stock awards, and payment of COBRA benefits to continue then-current coverage for a period of 18 months following termination. In addition, the Company has agreed to reimburse Dr. Bozigian for the increase in federal and state income taxes payable by him by reason of the benefits provided in connection with such a termination in connection with a change in control if the total payment exceeds 2.99 of his base amount by more than 15%. In the event of termination due to disability, Dr. Bozigian is entitled to 12 months of base salary paid semi-monthly over 12 months, a lump sum amount equal to his target annual bonus multiplied by a fraction the numerator of which is the number of full months of employment by Dr. Bozigian in the fiscal year and the denominator of which is 12, an acceleration of unvested shares that would have vested over the 12 continuous months after the date of termination, and payment of COBRA benefits to continue then-current coverage for a period of 12 months following termination. In the event of a termination due to Dr. Bozigian’s death, his beneficiaries or estate, would be entitled to an acceleration of unvested shares that would have vested over the 12 continuous months after the date of termination, a lump sum amount equal to his target annual bonus multiplied by a fraction the numerator of which is the number of full months of employment by Dr. Bozigian in the fiscal year and the denominator of which is 12 and any accrued and unpaid compensation on the date of termination.

For a description of our arrangement with Dr. Valeur-Jensen in connection with her transition to employment on a part-time basis, see page 29 of this proxy statement under “Compensation Discussion and Analysis-Severance Agreements and Other Benefits.”

DIRECTORS COMPENSATION SUMMARY

2011 Compensation

Non-employee Directors are reimbursed for expenses incurred in connection with performing their duties as Directors of the Company. For 2011, Directors who are not employees of the Company received a $30,000 annual retainer and $2,000 for each regular meeting of the Board of Directors. The Company provided the Chairman of the Board an additional $20,000, making his total annual cash retainer $50,000. In addition to the cash compensation set forth above, the Chairman of the Audit Committee, Corinne H. Nevinny, received an additional $19,000 annual cash retainer. The Chairman of the Compensation Committee, Richard F. Pops, received an additional $12,000 annual cash retainer. The Chairman of the Nominating/Corporate Governance Committee, W. Thomas Mitchell, received an additional $9,000 annual cash retainer. Each other Director who was a member of the Audit Committee, the Compensation Committee or the Nominating/Corporate Governance Committee received an annual cash retainer of $12,000, $7,000 and $5,000, respectively, for each Committee on which he or she serves.

Additionally for 2011, each non-employee Director received a grant of a nonstatutory stock option to purchase 15,000 shares of the Company’s common stock (except that the Chairman of the Board received an option to purchase 20,000 shares) at each Annual Meeting of Stockholders, provided that such non-employee Director has been a Director of the Company for at least six months prior to the date of such Annual Meeting. Each new non-employee Director is automatically granted a nonstatutory stock option to purchase 25,000 shares of the Company’s common stock upon the date such person joins the Board of Directors.

All options granted to non-employee Directors under the 2003 Plan were subject to a seven year term and vested monthly over the one-year period following the date of grant and have exercise prices equal to the fair market value of the Company’s common stock on the date of the grant.

2012 Compensation

Non-employee Directors are reimbursed for expenses incurred in connection with performing their duties as Directors of the Company. For 2012, Directors who are not employees of the Company will receive a $40,000 annual retainer and not be paid for each regular meeting of the Board of Directors. The Company will provide the Chairman of the Board an additional $20,000, making his total annual cash retainer $60,000. In addition to the cash compensation set forth above, the Chairman of the Audit Committee, Corinne H. Nevinny, will receive an additional $20,000 annual cash retainer. The Chairman of the Compensation Committee, Richard F. Pops, will receive an additional $15,000 annual cash retainer. The Chairman of the Nominating/Corporate Governance Committee, W. Thomas Mitchell, will receive an additional $9,000 annual cash retainer. Each other Director who is a member of the Audit Committee, the Compensation Committee or the Nominating/Corporate Governance Committee will receive an annual cash retainer of $12,000, $7,000 and $5,000, respectively, for each Committee on which he or she serves.

Additionally for 2012, each non-employee Director will receive a grant of a nonstatutory stock option to purchase 15,000 shares of the Company’s common stock (except that the Chairman of the Board will receive an option to purchase 20,000 shares) at each Annual Meeting of Stockholders, provided that such non-employee Director has been a Director of the Company for at least six months prior to the date of such Annual Meeting. Each new non-employee Director will automatically be granted a nonstatutory stock option to purchase 30,000 shares of the Company’s common stock upon the date such person joins the Board of Directors, which will vest over four years.

All new options granted to non-employee Directors will be subject to a ten year term and will vest monthly over the one-year period following the date of grant (except for new Director grants as described above) and all option grants will have exercise prices equal to the fair market value of the Company’s common stock on the date of the grant.

Compensation of Directors The following table sets forth the compensation paid by the Company for the fiscal year ended December 31, 2011 to the Directors of the Company named below:

Director Compensation Table

Name	Fees Earned or Paid in Cash (1)	Option Awards (2)	Total
Kevin C. Gorman, Ph.D. (3)	$—	$—	$—
William H. Rastetter, Ph.D. (4)	$60,000	$98,600	$158,600
Gary A. Lyons (5)	$45,000	$73,950	$118,950
Joseph A. Mollica, Ph.D. (6)	$45,000	$73,950	$118,950
W. Thomas Mitchell (7)	$54,000	$73,950	$127,950
Corinne H. Nevinny (8)	$59,000	$73,950	$132,950
Richard F. Pops (9)	$62,000	$73,950	$135,950
Stephen A. Sherwin, M.D. (10)	$52,000	$73,950	$125,950
Wylie W. Vale, Ph.D. (11)	$47,000	$73,950	$120,950

(1)	Amounts in this column reflect compensation earned in 2011, all of which was paid during 2011.

(2)	The amounts shown represent the full grant date fair value of option awards granted in 2011 as determined pursuant to ASC 718. The assumptions used to calculate the value of such awards are set forth under Note 8 of the Notes to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on February 9, 2012.

(3)	During 2011, Dr. Gorman was an employee of the Company, and as such, did not receive any compensation for service on the Board of Directors. As of December 31, 2011, Dr. Gorman had outstanding options to purchase 623,000 shares of common stock.

(4)	As of December 31, 2011, Dr. Rastetter had outstanding options to purchase 45,000 shares of common stock.

(5)	As of December 31, 2011, Mr. Lyons had outstanding options to purchase 207,500 shares of common stock.

(6)	As of December 31, 2011, Dr. Mollica had outstanding options to purchase 120,000 shares of common stock.

(7)	As of December 31, 2011, Mr. Mitchell had outstanding options to purchase 104,000 shares of common stock.

(8)	As of December 31, 2011, Ms. Nevinny had outstanding options to purchase 84,000 shares of common stock.

(9)	As of December 31, 2011, Mr. Pops had outstanding options to purchase 96,000 shares of common stock.

(10)	As of December 31, 2011, Dr. Sherwin had outstanding options to purchase 96,000 shares of common stock.

(11)	As of December 31, 2011, Dr. Vale had outstanding options to purchase 96,000 shares of common stock. Dr. Vale ceased to be a member of the Board of Directors upon his passing in January 2012.

Additional Information

Executive officers of the Company serve at the discretion of the Board of Directors. There are no family relationships among any of the Directors, executive officers or key employees of the Company. No Director, executive officer, key employee, promoter or control person of the Company has, in the last five years, been subject to bankruptcy proceedings, criminal proceedings or legal proceedings related to the violation of state or federal commodities or securities laws.

RELATED PERSON TRANSACTIONS

Review, approval or ratification of related person transactions

In accordance with the Company’s Audit Committee Charter, the Company’s Audit Committee is responsible for reviewing and approving the terms and conditions of all related person transactions. In connection with its review, approval or ratification of related person transactions, the Company’s Audit Committee takes into account all relevant available facts and circumstances in determining whether such transaction is in the best interests of the Company and its stockholders. Any transaction that would disqualify a Director from meeting the “independent director” standard as defined under the Nasdaq Stock Market rules requires review by the Company’s audit committee prior to entering into such transaction. For all other related person transactions the Company reviews all agreements and payments for related person transactions and based on this review, a report is made to the Company’s Audit Committee quarterly disclosing all related person transactions during that quarter, if any. All related person transactions shall be disclosed in the Company’s applicable filings with the SEC as required under SEC rules.

Related person transactions during fiscal 2011

In February 2010, William H. Rastetter, Ph.D. was appointed to the Company’s Board of Directors. Dr. Rastetter is a partner in Venrock, a venture capital firm. At December 31, 2011, certain investment funds affiliated with Venrock owned approximately 2.9 million shares of Neurocrine’s common stock. Venrock has implemented an internal disclosure screen designed to prevent the transmission of information related to Neurocrine between Dr. Rastetter and other Venrock personnel, and Dr. Rastetter does not exercise any voting or dispositive power over the Neurocrine shares held by Venrock.

OTHER MATTERS

As of the date of this proxy statement, the Company knows of no other matters to be submitted to the stockholders at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

ADDITIONAL INFORMATION

“Householding” of Proxy Materials. The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company, and some brokers, household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. If you hold registered shares, you may direct your written request to the Company’s Corporate Secretary at 12780 El Camino Real, San Diego, California 92130 or contact the Company’s Corporate Secretary at 858-617-7600.

Advance Notice Procedures. To be considered for inclusion in next year’s proxy materials, a stockholder must submit his, her or its proposal in writing by December 21, 2012, which is the date that is 120 days prior to the first anniversary of the mailing date of this proxy statement, to the Company’s Corporate Secretary at 12780 El Camino Real, San Diego, California 92130. Any proposal must comply with the requirements as to form and substance established by the SEC for such proposal to be included in our proxy statement. Stockholders are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and Director nominations.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is/are available at www.proxyvote.com.

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This Proxy is solicited on behalf of the Board of Directors

NEUROCRINE BIOSCIENCES, INC.

2012 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 23, 2012

The undersigned stockholder of NEUROCRINE BIOSCIENCES, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 20, 2012 and hereby appoints Kevin C. Gorman and Timothy P. Coughlin, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2012 Annual Meeting of Stockholders of NEUROCRINE BIOSCIENCES, INC. to be held on May 23, 2012 at 10:30 a.m. local time, at the Company’s corporate headquarters located at 12780 El Camino Real, San Diego, California 92130, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote, if then and there personally present, on the matters set forth on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF THE TWO NOMINEES FOR DIRECTOR NAMED IN THE PROXY STATEMENT, FOR THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS, FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY CONTINUATION, ADJOURNMENT OR POSTPONEMENT THEREOF.

(This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

Continued and to be signed on reverse side

0000063 761_2    R2.09.05.010

Neurocrine Biosciences, Inc. 12780 EL CAMINO REAL SAN DIEGO, CA 92130

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by Neurocrine Biosciences, Inc. in mailing stockholder communications, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR ALL of the following Directors:			☐	☐	☐

1.	Election of Directors Nominees
(01)	W. Thomas Mitchell	(02) Joseph A. Mollica

The Board of Directors recommends you vote FOR the following proposal:							For	Against	Abstain
2	Advisory vote to approve the compensation paid to the Company’s named executive officers.						☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:							For	Against	Abstain
3	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.						☐	☐	☐

NOTE: Company to transact such other business as may properly come before the Annual Meeting or any continuation, adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

0000063761_1    R2.09.05.010